    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1998
                             REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                        HAWTHORNE FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)

                                    DELAWARE
                        (State or other Jurisdiction of
                         Incorporation or organization)

                                      6035
                          (Primary Standard Industrial
                          Classification Code Number)

                                    95-2085671
                                (I.R.S. Employer
                              Identification No.)

                             2381 ROSECRANS AVENUE
                                   2ND FLOOR
                          EL SEGUNDO, CALIFORNIA 90245
                                (310) 725-5000

  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)

                                 SCOTT A. BRALY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        HAWTHORNE FINANCIAL CORPORATION
                             2381 ROSECRANS AVENUE
                                   2ND FLOOR
                          EL SEGUNDO, CALIFORNIA 90245
                                (310) 725-5000
 (Name, address, including zip code, and telephone number, including area code, of agents for service)

                                    COPY TO:
                            GERARD L. HAWKINS, ESQ.
                             JEFFREY D. HAAS, ESQ.
                     ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                             734 15TH STREET, N.W.
                             WASHINGTON, D.C. 20005

        Approximate Date of Commencement of Proposed Sale to the Public:
  As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                            AMOUNT       PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES         TO BE         OFFERING PRICE       AGGREGATE       REGISTRATION
          TO BE REGISTERED                REGISTERED       PER UNIT(1)     OFFERING PRICE(1)      FEE(1)
------------------------------------------------------------------------------------------------------------
12 1/2% Exchange Notes due 2004 . .      $40,000,000           100%           $40,000,000        $11,800
============================================================================================================

(1)      Calculated pursuant to Rule 457(f).

                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1998

PROSPECTUS
                        HAWTHORNE FINANCIAL CORPORATION

                             OFFER TO EXCHANGE ITS
                12 1/2% EXCHANGE NOTES DUE 2004 WHICH HAVE BEEN
            REGISTERED UNDER THE SECURITIES ACT OF 1933 FOR ANY AND
                 ALL OF ITS OUTSTANDING 12 1/2% NOTES DUE 2004

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON _______ ___, 1998, UNLESS EXTENDED

                                   ----------

         Hawthorne Financial Corporation (the "Company"), a Delaware corporation, hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $40,000,000 principal amount of its 12 1/2% Exchange Notes due 2004 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of its outstanding 12 1/2% Notes due 2004 (the "Old Notes"), of which $40,000,000 aggregate principal amount is outstanding. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that
(i) the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer under federal and state securities laws applicable to the Old Notes and (ii) the New Notes will not provide for any prospective increase in the interest rate thereon. See "Description of New Notes" and "Description of Old Notes." The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under a Registration Rights Agreement, dated December 31, 1997, between the Company and Friedman, Billings, Ramsey & Co., Inc. (the "Initial Purchaser"), the initial purchaser of the Old Notes from the Company (the "Registration Rights Agreement").

         The Old Notes were issued and the New Notes will be issued as a separate series under an Indenture, dated December 31, 1997, between the Company and United States Trust Company of New York (the "Trustee"), as Trustee thereunder (the "Indenture"). Except as the context may otherwise require or otherwise expressly stated, the term "Notes" herein means the Old Notes and the New Notes.

         Interest on the Notes will be payable semiannually on June 30 and December 31 of each year (each an "Interest Payment Date"), commencing on June 30, 1998. On and after December 31, 2002, the Notes will be redeemable at any time at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. The Notes are not otherwise redeemable prior to December 31, 2002. Upon the occurrence of a Change of Control (as defined herein) holders of Notes will have the option to require the Company to repurchase all outstanding Notes at 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The Notes are general unsecured obligations of the Company. There will be no sinking fund for the retirement of principal of the Notes prior to maturity. See "Description of New Notes."

         The Notes will be represented by one or more global Notes in fully registered form, deposited with a custodian for and registered in the name of Cede & Co., as nominee for the Depository Trust Company ("DTC"). Beneficial interests in such Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. The New Notes will be issued, and Notes may be transferred, only in blocks having an aggregate principal amount of not less than $100,000 and in integral multiples of $1,000 principal amount in excess thereof. See "Description of New Notes."

                                               (continued on the following page)

         This Prospectus and the Letter of Transmittal are first being mailed to all registered holders of Old Notes as of ________ ___, 1998.

         SEE "RISK FACTORS" COMMENCING ON PAGE 18 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO TENDER OLD NOTES IN THE EXCHANGE OFFER.

                                   ----------

  THESE  SECURITIES  HAVE NOT  BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                 EQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

  THESE SECURITIES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT
              INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                       OR ANY OTHER GOVERNMENTAL AGENCY.

                                   ----------

              The date of this Prospectus is __________ ___, 1998.

(Continued from the previous page)

                                   ----------

         The Company is making the Exchange Offer of the New Notes in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions.
However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (an "Affiliate") or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (ii) will not be entitled to tender such Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes (other than pursuant to the Exchange Offer) unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker- dealer (a "Participating Broker-Dealer") holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such Participating Broker-Dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

         Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an Affiliate of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. The Letter of Transmittal contains the foregoing representations. In addition, the Company may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) on behalf of whom such holder holds Old Notes to be exchanged in the Exchange Offer. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer will be deemed to have acknowledged by execution of the Letter of Transmittal or delivery of an Agent's Message (as defined herein) that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as

(Continued from the previous page)

it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90-days after the Expiration Date (as defined herein) (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer--Exchange Agent." Any person, including any Participating Broker-Dealer, who is an Affiliate of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of New Notes."

         In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal or delivery of an Agent's Message, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes it shall extend the 90-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

         Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Old Notes. The New Notes will be a new issue of securities for which there is no existing market. There can be no assurance as to the development or liquidity of any market for either the Old Notes or the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or to seek approval for quotation of the New Notes through any automated quotation system.

         Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to all of the existing restrictions upon transfer thereof and the Company will not have any further obligation to such holders to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and

(Continued from the previous page)

accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors--Consequences of a Failure to Exchange Old Notes."

         THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

         Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York City time, on _________ ___, 1998 (such time on such date being hereinafter called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Company and to the provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part having an aggregate principal amount of not less than $100,000 and/or any integral multiple of $1,000 principal amount in excess thereof. The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." Holders of New Notes as of the record date for the payment of interest on June 30, 1998 will be entitled to receive interest accumulated from December 31, 1997. Holders of the Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes and will be deemed to have waived the right to receive any interest on such Old Notes accumulated from December 31, 1997. See "The Exchange Offer--Distributions on New Notes."

         The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                 THE NEW NOTES WILL BE ISSUED, AND NOTES MAY BE TRANSFERRED, ONLY IN BLOCKS HAVING AN AGGREGATE PRINCIPAL AMOUNT OF NOT LESS THAN $100,000 AND IN INTEGRAL MULTIPLES OF $1,000 PRINCIPAL AMOUNT IN EXCESS THEREOF. ANY TRANSFER, SALE OR OTHER DISPOSITION OF NOTES IN A BLOCK HAVING AN AGGREGATE PRINCIPAL AMOUNT OF LESS THAN $100,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF SUCH NOTES FOR ANY PURPOSE, INCLUDING BUT NOT LIMITED TO THE RECEIPT OF PRINCIPAL AND INTEREST ON SUCH NOTES, AND SUCH TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH NOTES.

                 NO EMPLOYEE BENEFIT OR OTHER PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") (EACH, A "PLAN"), NO ENTITY WHOSE UNDERLYING ASSETS INCLUDE "PLAN ASSETS" BY REASON OF ANY PLAN'S INVESTMENT IN THE ENTITY (A "PLAN ASSET ENTITY"), AND NO PERSON INVESTING "PLAN ASSETS" OF ANY PLAN, MAY ACQUIRE OR HOLD THE NOTES OR ANY INTEREST THEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION ("PTCE") 96-23, 95-60, 91-38, 90-1 OR 84-14 WITH RESPECT TO SUCH PURCHASE OR HOLDING. ANY PURCHASER OR HOLDER OF THE NOTES OR ANY INTEREST THEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT IT EITHER (I) IS NOT A PLAN OR A PLAN ASSET ENTITY AND IS NOT PURCHASING SUCH SECURITIES ON BEHALF OF OR WITH "PLAN ASSETS" OF ANY PLAN, OR (II) IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER PTCE 96-23, 95-60, 91-38, 90-1 OR 84-14 WITH RESPECT TO SUCH PURCHASE OR HOLDING.

         NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS EXCHANGE OFFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              ___________________


                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . 6

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . 6

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . .15

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

RATIOS OF EARNINGS TO FIXED CHARGES . . . . . . . . . . . . . . . . .26

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . .26

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .27

THE EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . .27

DESCRIPTION OF NEW NOTES  . . . . . . . . . . . . . . . . . . . . . .37

DESCRIPTION OF OLD NOTES  . . . . . . . . . . . . . . . . . . . . . .53

REGISTRATION RIGHTS AGREEMENT . . . . . . . . . . . . . . . . . . . .53

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . .53

VALIDITY OF NEW NOTES . . . . . . . . . . . . . . . . . . . . . . . .54

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .54

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information concerning the Company can be inspected and copied at prescribed rates at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. If available, such reports and other information also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's web site on the Internet (http://www.sec.gov). The common stock of the Company (the "Common Stock") is quoted on the Nasdaq Stock Market's National Market under the symbol "HTHR." Consequently, such reports, proxy statements and other information also may be inspected at the offices of the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a registration statement on Form S-4 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the New Notes. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company pursuant to Section 13 of the Exchange Act are incorporated by reference in this Prospectus:

                 (a) Annual Report on Form 10-K for the year ended December 31, 1996;

                 (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and

                 (c) Current Reports on Form 8-K dated April 29, 1997, June 12, 1997, January 28, 1998 and February ___, 1998.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any supplement thereto to the extent that a statement contained herein or therein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Hawthorne Financial Corporation, 2381 Rosecrans Avenue, 2nd Floor, El Segundo, California 90245, Attention: Norman Morales. The Company's telephone number is (310) 725-5000.

                                    SUMMARY

         The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated by reference herein. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus or incorporated by reference herein.

                                  THE COMPANY


         The Company is a financial services company specializing in making loans in market niches which generally provide higher rates of return and greater growth potential than the traditional mortgage products offered by financial institutions. The Company generally seeks to originate real estate-secured loans in which it can charge a premium price for prompt, efficient execution and for tailoring the terms of the loans to meet the objectives of both the Company and the borrower. The Company targets a relatively limited number of high-balance loans in order to provide reasonable leverage to the Company's fixed loan origination cost structure. The Company, through its wholly-owned subsidiary, Hawthorne Savings, F.S.B. (the "Bank"), focuses primarily on originating (1) loans secured by large estate homes located principally in the southern California area and which generally have principal balances of $1.0 million or more, (2) loans secured by multi-family residential and commercial real estate and (3) loans for the construction of individual and tracts of single-family residential homes and the acquisition and development of land for the construction of such homes. The Company funds its lending activities primarily with retail deposits obtained through the Bank's branch system. At December 31, 1997, the Company had assets of $928.2 million, deposits of $799.5 million and stockholders' equity of $42.3 million.

         The Company's principal executive offices are located at 2381 Rosecrans Avenue, 2nd Floor, El Segundo, California 90245, and its telephone number is (310) 725-5000.


                               THE EXCHANGE OFFER


The Exchange Offer  . . . . . . . . . . . . . .   Up to $40,000,000 aggregate
                                                  principal amount of New Notes
                                                  are being offered in exchange
                                                  for a like aggregate
                                                  principal amount of Old
                                                  Notes.  Old Notes may be
                                                  tendered for exchange in
                                                  whole or in part in an
                                                  aggregate principal amount of
                                                  not less than $100,000 or any
                                                  integral multiple of $1,000
                                                  principal amount in excess
                                                  thereof.  The Company is
                                                  making the Exchange Offer in
                                                  order to satisfy its
                                                  obligations under the
                                                  Registration Rights Agreement
                                                  relating to the Old Notes.
                                                  For a description of the
                                                  procedures for tendering Old
                                                  Notes, see "The Exchange
                                                  Offer--Procedures for
                                                  Tendering Old Notes."

Expiration Date . . . . . . . . . . . . . . . .   5:00 p.m., New York City
                                                  time, on ________ ___, 1998
                                                  unless the Exchange Offer is
                                                  extended by the Company (in
                                                  which case the Expiration
                                                  Date will be the latest date
                                                  and time to which the
                                                  Exchange Offer is extended).
                                                  See "The Exchange
                                                  Offer--Terms of the Exchange
                                                  Offer."

Conditions to the Exchange Offer  . . . . . . .   The Exchange Offer is
                                                  subject to certain
                                                  conditions, which may be
                                                  waived by the Company in its
                                                  sole discretion.  The
                                                  Exchange Offer is not
                                                  conditioned upon any minimum
                                                  principal amount of Old Notes
                                                  being tendered.  See "The
                                                  Exchange Offer--Conditions to
                                                  the Exchange Offer."

Offer . . . . . . . . . . . . . . . . . . . . .   The Company reserves the
                                                  right in its sole and
                                                  absolute discretion, subject
                                                  to applicable law, at any
                                                  time and from time to time,
                                                  (i) to delay the acceptance
                                                  of the Old Notes for
                                                  exchange, (ii) to terminate
                                                  the Exchange Offer if certain
                                                  specified conditions have not
                                                  been satisfied, (iii) to
                                                  extend the Expiration Date of
                                                  the Exchange Offer and retain
                                                  all Old Notes tendered
                                                  pursuant to the Exchange
                                                  Offer, subject, however, to
                                                  the right of holders of Old
                                                  Notes to withdraw their
                                                  tendered Old Notes or (iv) to
                                                  waive any condition or
                                                  otherwise amend the terms of
                                                  the Exchange Offer in any
                                                  respect.  See  "The Exchange
                                                  Offer--Terms of the Exchange
                                                  Offer."

Withdrawal Rights . . . . . . . . . . . . . . .   Tenders of Old Notes may be
                                                  withdrawn at any time on or
                                                  prior to the Expiration Date
                                                  by delivering a written
                                                  notice of such withdrawal to
                                                  the Exchange Agent in
                                                  conformity with certain
                                                  procedures set forth below
                                                  under "The Exchange
                                                  Offer--Withdrawal Rights."

Procedures for Tendering Old Notes  . . . . . .   Tendering holders of Old
                                                  Notes must complete and sign
                                                  a Letter of Transmittal in
                                                  accordance with the
                                                  instructions contained
                                                  therein and forward the same
                                                  by mail, facsimile or hand
                                                  delivery, together with any
                                                  other required documents, to
                                                  the Exchange Agent, either
                                                  with the Old Notes to be
                                                  tendered or in compliance
                                                  with the specified procedures
                                                  for guaranteed delivery of
                                                  Old Notes.  Certain brokers,
                                                  dealers, commercial banks,
                                                  trust companies and other
                                                  nominees also may effect
                                                  tenders by book-entry
                                                  transfer, including an
                                                  Agent's Message in lieu of a
                                                  Letter of Transmittal.
                                                  Holders of Old Notes
                                                  registered in the name of a
                                                  broker, dealer, commercial
                                                  bank, trust company or other
                                                  nominee are urged to contact
                                                  such person promptly if they
                                                  wish to tender Old Notes
                                                  pursuant to the Exchange
                                                  Offer.  See "The Exchange
                                                  Offer--Procedures for
                                                  Tendering Old Notes."
                                                  Letters of Transmittal and
                                                  certificates representing Old
                                                  Notes should not be sent to
                                                  the Corporation or the Trust.
                                                  Such documents should only be
                                                  sent to the Exchange Agent.
                                                  See "The Exchange Offer -
                                                  Exchange Agent."

Resales of New Notes  . . . . . . . . . . . . .   The Company is making the
                                                  Exchange Offer in reliance on
                                                  the position of the staff of
                                                  the Division of Corporation
                                                  Finance of the Commission as
                                                  set forth in certain
                                                  interpretive letters
                                                  addressed to third parties in
                                                  other transactions.  However,
                                                  the Company has not sought
                                                  its own interpretive letter
                                                  and there can be no assurance
                                                  that the staff of the
                                                  Division of

                                                 Corporation Finance of the
                                                 Commission would make a similar
                                                 determination with respect to
                                                 the Exchange Offer as it has in
                                                 such interpretive letters to
                                                 third parties. Based on these
                                                 interpretations by the staff of
                                                 the Division of Corporation
                                                 Finance of the Commission, and
                                                 subject to the two immediately
                                                 following sentences, the
                                                 Company believes that New Notes
                                                 issued pursuant to this
                                                 Exchange Offer in exchange for
                                                 Old Notes may be offered for
                                                 resale, resold and otherwise
                                                 transferred by a holder thereof
                                                 (other than a holder who is a
                                                 broker-dealer) without further
                                                 compliance with the
                                                 registration and prospectus
                                                 delivery requirements of the
                                                 Securities Act, provided that
                                                 such New Notes are acquired in
                                                 the ordinary course of such
                                                 holder's business and that such
                                                 holder is not participating,
                                                 and has no arrangement or
                                                 understanding with any person
                                                 to participate, in a
                                                 distribution (within the
                                                 meaning of the Securities Act)
                                                 of such New Notes. However, any
                                                 holder of Old Notes who is an
                                                 Affiliate of the Company or who
                                                 intends to participate in the
                                                 Exchange Offer for the purpose
                                                 of distributing the New Notes,
                                                 or any broker-dealer who
                                                 purchased the Old Notes from
                                                 the Company to resell pursuant
                                                 to Rule 144A or any other
                                                 available exemption under the
                                                 Securities Act, (i) will not be
                                                 able to rely on the
                                                 interpretations of the staff of
                                                 the Division of Corporation
                                                 Finance of the Commission set
                                                 forth in the above-mentioned
                                                 interpretive letters, (ii) will
                                                 not be permitted or entitled to
                                                 tender such Old Notes in the
                                                 Exchange Offer and (iii) must
                                                 comply with the registration
                                                 and prospectus delivery
                                                 requirements of the Securities
                                                 Act in connection with any sale
                                                 or other transfer of such Old
                                                 Notes unless such sale is made
                                                 pursuant to an exemption from
                                                 such requirements. In addition,
                                                 as described below, if any
                                                 broker-dealer holds Old Notes
                                                 acquired for its own account as
                                                 a result of market-making or
                                                 other trading activities and
                                                 exchanges such Old Notes for
                                                 New Notes, then such
                                                 broker-dealer must deliver a
                                                 prospectus meeting the
                                                 requirements of the Securities
                                                 Act in connection with any
                                                 resales of such New Notes.

                                                 Each holder of Old Notes who
                                                 wishes to exchange Old Notes
                                                 for New Notes in the Exchange
                                                 Offer will be required to
                                                 represent in the Letter of
                                                 Transmittal or by transmission
                                                 of an Agent's Message that (i)
                                                 it is not an Affiliate of the
                                                 Company, (ii) any New Notes to
                                                 be received by it are being
                                                 acquired in the ordinary course
                                                 of its business, (iii) it has
                                                 no arrangement or understanding
                                                 with any person to participate
                                                 in a distribution (within the
                                                 meaning of the Securities Act)
                                                 of such New Notes and (iv) if
                                                 such holder is not a broker-
                                                 dealer, such holder is not
                                                 engaged in, and does not intend
                                                 to engage in, a distribution
                                                 (within the meaning of the
                                                 Securities Act) of such New
                                                 Notes. The Letter of
                                                 Transmittal contains the
                                                 foregoing represen-
                                                 tations.  Each Participating
                                                 Broker-Dealer that receives
                                                 New Notes for its own account
                                                 pursuant to the Exchange Offer
                                                 will be deemed to have
                                                 acknowledged by execution of
                                                 the Letter of Transmittal or
                                                 delivery of an Agent's Message
                                                 that it acquired the Old Notes
                                                 for its own account as the
                                                 result of market-making
                                                 activities or other trading
                                                 activities and must agree that
                                                 it will deliver a prospectus
                                                 meeting the requirements of
                                                 the Securities Act in
                                                 connection with any resale of
                                                 such New Notes.  The Letter of
                                                 Transmittal states that, by so
                                                 acknowledging and by
                                                 delivering a prospectus, a
                                                 Participating Broker-Dealer
                                                 will not be deemed to admit
                                                 that it is an "underwriter"
                                                 within the meaning of the
                                                 Securities Act.  Based on the
                                                 position taken by the staff of
                                                 the Division of Corporation
                                                 Finance of the Commission in
                                                 the interpretive letters
                                                 referred to above, the Company
                                                 believes that Participating
                                                 Broker-Dealers who acquired
                                                 Old Notes for their own
                                                 accounts as a result of
                                                 market-making activities or
                                                 other trading activities may
                                                 fulfill their prospectus
                                                 delivery requirements with
                                                 respect to the New Notes
                                                 received upon exchange of such
                                                 Old Notes (other than Old
                                                 Notes which represent an
                                                 unsold allotment from the
                                                 original sale of the Old
                                                 Notes) with a prospectus
                                                 meeting the requirements of
                                                 the Securities Act, which may
                                                 be the prospectus prepared for
                                                 an exchange offer so long as
                                                 it contains a description of
                                                 the plan of distribution with
                                                 respect to the resale of such
                                                 New Notes.  Accordingly, this
                                                 Prospectus, as it may be
                                                 amended or supplemented from
                                                 time to time, may be used by a
                                                 Participating Broker-Dealer in
                                                 connection with resales of New
                                                 Notes received in exchange for
                                                 Old Notes where such Old Notes
                                                 were acquired by such
                                                 Participating Broker- Dealer
                                                 for its own account as a
                                                 result of market-making or
                                                 other trading activities.
                                                 Subject to certain provisions
                                                 set forth in the Registration
                                                 Rights Agreement and to the
                                                 limitations described below
                                                 under "The Exchange
                                                 Offer--Resales of New Notes,"
                                                 the Company has agreed that
                                                 this Prospectus, as it may be
                                                 amended or supplemented from
                                                 time to time, may be used by a
                                                 Participating Broker-Dealer in
                                                 connection with resales of
                                                 such New Notes for a period
                                                 ending 90-days after the
                                                 Expiration Date (subject to
                                                 extension under certain
                                                 limited circumstances) or, if
                                                 earlier, when all such New
                                                 Notes have been disposed of by
                                                 such Participating Broker-
                                                 Dealer.  See "Plan of
                                                 Distribution."  Any person,
                                                 including any Participating
                                                 Broker-Dealer, who is an
                                                 Affiliate of the Company may
                                                 not rely on such interpretive
                                                 letters and must comply with
                                                 the registration and
                                                 prospectus delivery
                                                 requirements of the Securities
                                                 Act in connection with any
                                                 resale transaction.  See "The
                                                 Exchange Offer--Resales of New
                                                 Notes."

Certain Federal Income Tax
 Consequences . . . . . . . . . . . . . . . . .   Based upon current
                                                  provisions of the Code,
                                                  applicable U.S. Treasury
                                                  regulations (including
                                                  proposed and temporary
                                                  treasury regulations),
                                                  judicial authority, and
                                                  administrative rulings and
                                                  practice, the exchange of an
                                                  Old Note for a New Note
                                                  pursuant to the Exchange
                                                  Offer will not constitute a
                                                  taxable event for federal
                                                  income tax purposes.  There
                                                  can be no assurance that the
                                                  Internal Revenue Service will
                                                  continue to take this
                                                  position, and no ruling from
                                                  the Internal Revenue Service
                                                  has been or will be sought.
                                                  Legislative, judicial or
                                                  administrative changes or
                                                  interpretations may be issued
                                                  that could alter or modify
                                                  this result.  EACH HOLDER OF
                                                  OLD NOTES SHOULD CONSULT SUCH
                                                  HOLDER'S OWN TAX ADVISOR AS
                                                  TO THE PARTICULAR TAX
                                                  CONSEQUENCES OF EXCHANGING
                                                  SUCH HOLDER'S OLD NOTES FOR
                                                  NEW NOTES, INCLUDING THE
                                                  APPLICABILITY AND EFFECT OF
                                                  ANY STATE, LOCAL OR FOREIGN
                                                  TAX LAWS.  See "The Exchange
                                                  Offer -Certain Federal Income
                                                  Tax Consequences of the
                                                  Exchange."

Exchange Agent  . . . . . . . . . . . . . . . .   The exchange agent with
                                                  respect to the Exchange Offer
                                                  is United States Trust
                                                  Company of New York (the
                                                  "Exchange Agent").  The
                                                  addresses, and telephone and
                                                  facsimile numbers, of the
                                                  Exchange Agent are set forth
                                                  in "The Exchange Offer--
                                                  Exchange Agent" and in the
                                                  Letter of Transmittal.

Use of Proceeds . . . . . . . . . . . . . . . .   The Company will not
                                                  receive any cash proceeds
                                                  from the issuance of the New
                                                  Notes offered hereby.  See
                                                  "Use of Proceeds."


                                 THE NEW NOTES

Securities Offered  . . . . . . . . . . . . . .   Up to $40,000,000 aggregate
                                                  principal amount of New Notes
                                                  which have been registered
                                                  under the Securities Act.
                                                  The New Notes will be issued,
                                                  and the Old Notes were
                                                  issued, under the Indenture.
                                                  The terms of the New Notes
                                                  are identical in all material
                                                  respects to the terms of the
                                                  Old Notes, except that the
                                                  New Notes have been
                                                  registered under the
                                                  Securities Act and therefore
                                                  will not be subject to
                                                  certain restrictions on
                                                  transfer under federal and
                                                  state securities laws and
                                                  will not provide for any
                                                  prospective increase in the
                                                  interest rate thereon.  See
                                                  "The Exchange Offer--Purpose
                                                  and Effect of the Exchange
                                                  Offer," "Description of New
                                                  Notes" and "Description of
                                                  Old Notes."

Denomination  . . . . . . . . . . . . . . . . .   $100,000 and integral
                                                  multiples of $1,000 in excess
                                                  thereof.


Interest Payment Dates  . . . . . . . . . . . .   June 30 and December 31 of
                                                  each year, commencing June 30,
                                                  1998.

Maturity  . . . . . . . . . . . . . . . . . . .  December 31, 2004.

Ranking . . . . . . . . . . . . . . . . . . . .  The New Notes will rank pari passu with the Old Notes. The
                                                 Notes are general unsecured
                                                 obligations of the Company.
                                                 Because the Company is a
                                                 holding company that currently
                                                 conducts substantially all of
                                                 its operations through the
                                                 Bank, the right of the Company
                                                 (and therefore the right of the
                                                 Company's creditors and
                                                 stockholders) to participate in
                                                 any distribution of the assets
                                                 or earnings of the Bank (or any
                                                 other subsidiary of the
                                                 Company) is subject to the
                                                 prior claims of creditors of
                                                 the Bank (or any other
                                                 subsidiaries), including any
                                                 claims of the Company as a
                                                 creditor to the extent such
                                                 claims may be recognized. As a
                                                 result, the Notes will be
                                                 effectively subordinate to the
                                                 claims of creditors of the
                                                 Company's subsidiaries.

Sinking Fund  . . . . . . . . . . . . . . . . .  None.

Mandatory Redemption  . . . . . . . . . . . . .  None.

Optional Redemption . . . . . . . . . . . . . .  The Notes are not redeemable at the election of the Company
                                                 prior to December 31, 2002. The
                                                 Notes will be subject to
                                                 redemption, in whole or in
                                                 part, at the election of the
                                                 Company upon not less than 30
                                                 nor more than 60 days' notice
                                                 at any time on or after
                                                 December 31, 2002 at the
                                                 redemption prices set forth
                                                 herein. See "Description of New
                                                 Notes--Optional Redemption."

Change of Control . . . . . . . . . . . . . . .  Upon a Change of Control (as
                                                 defined in the Indenture),
                                                 holders of Notes will have the
                                                 option to require the Company
                                                 to repurchase all outstanding
                                                 Notes at 101% of their
                                                 principal amount, plus accrued
                                                 interest to the date of
                                                 repurchase. There can be no
                                                 assurance that the Company will
                                                 have the funds available to
                                                 repurchase the Notes in the
                                                 event of a Change of Control.
                                                 See "Description of New Notes
                                                 --Certain Covenants--Offer to
                                                 Purchase Upon a Change of
                                                 Control."

Certain Additional Covenants  . . . . . . . . .  The Indenture pursuant to which the New Notes will be issued
                                                 and the Old Notes were issued
                                                 contains certain additional
                                                 covenants that, among other
                                                 things, limit (i) the
                                                 incurrence of certain
                                                 indebtedness by the Company
                                                 (but not its subsidiaries,
                                                 except subordinated
                                                 indebtedness of the Bank under
                                                 certain circumstances); (ii)
                                                 the payment of dividends and
                                                 the making of certain other
                                                 distributions by the Company
                                                 and its subsidiaries; (iii) the
                                                 incurrence of certain liens on
                                                 the Company's assets; (iv) the
                                                 sale or other transfer of
                                                 capital stock of the Bank; and
                                                 (v) the Company's ability to
                                                 enter into any arrangement that
                                                 would impose certain
                                                 restrictions on the ability of
                                                 subsidiaries
                                                 of the Company to make dividend
                                                 and other payments to the
                                                 Company. The Indenture also
                                                 restricts the Company's and the
                                                 Bank's ability to merge,
                                                 consolidate or sell all or
                                                 substantially all of the assets
                                                 of the Company or the Bank. See
                                                 "Description of New Notes--
                                                 Certain Covenants."

Transfer Restrictions . . . . . . . . . . . . .  The New Notes will be issued, and Notes may be transferred,
                                                 only in blocks having an
                                                 aggregate principal amount of
                                                 not less than $100,000 and
                                                 integral multiples of $1,000
                                                 principal amount in excess
                                                 thereof. Any transfer, sale or
                                                 other disposition of Notes in a
                                                 block having an aggregate
                                                 principal amount of less than
                                                 $100,000 shall be deemed to be
                                                 void and of no legal effect
                                                 whatsoever. See "Description of
                                                 New Notes--Form, Denomination
                                                 and Book-Entry Procedures."

Absence of Market for the Notes . . . . . . . .  The New Notes will be a new issue of securities for which
                                                 there is no existing market.
                                                 The New Notes will not be
                                                 listed on any national
                                                 securities exchange or approved
                                                 for quotation on any national
                                                 interdealer quotation system.
                                                 In connection with the offering
                                                 of Old Notes, the Initial
                                                 Purchaser informed the
                                                 Company that it intends to make
                                                 a market in the New Notes and
                                                 the Old Notes. However, the
                                                 Initial Purchaser is not
                                                 obligated to do so, and any
                                                 such market making may be
                                                 discontinued at any time
                                                 without notice to the holders
                                                 of the New Notes or Old Notes,
                                                 as applicable.  In addition,
                                                 such market making activity
                                                 will be subject to the limits
                                                 of the Exchange Act and the
                                                 regulations thereunder and may
                                                 be limited during the pendency
                                                 of the Exchange Offer and
                                                 during the period a shelf
                                                 registration statement required
                                                 to be filed pursuant to the
                                                 Registration Rights Agreement
                                                 is required to remain
                                                 effective. Accordingly, there
                                                 can be no assurance as to the
                                                 development or liquidity of any
                                                 market for the New Notes and
                                                 the Old Notes. See "Risk
                                                 Factors-- Absence of Public
                                                 Market and Restrictions on
                                                 Resale."


Risk Factors  . . . . . . . . . . . . . . . . .  For a discussion of certain factors that should be
                                                 considered in deciding whether
                                                 to accept the Exchange Offer,
                                                 see "Risk Factors."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         The selected consolidated financial data of the Company set forth below should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements of the Company, including the related notes, included in the documents incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents by Reference."


                                                                  December 31,
                                       ------------------------------------------------------------------
                                         1997            1996           1995          1994          1993
                                       --------       --------       --------     --------      --------
 BALANCE SHEET DATA
 Total assets                          $928,197       $847,195       $753,583     $743,793       $881,641
 Cash and cash equivalents(1)             9,520         93,978         14,015       18,063         42,901
 Investment securities(2)                42,678         38,371         62,793       30,190         52,425
 Mortgage-backed securities                  --             --             --       57,395         28,891
 Loans receivable, net                  838,251        672,401        617,328      537,020        623,450
 Real estate owned, net                   9,859         20,140         37,905       62,613         72,234
 Deposits                               799,501        717,809        698,008      649,382        829,809
 Senior notes and other borrowings       80,000         62,307         12,006       47,141             --

 Stockholders' equity                    42,319         43,922         38,966       40,827         43,949
 Gross nonperforming assets(3)           20,652         36,783         49,203       80,716        151,183
 Allowance for credit losses             13,274         13,515         15,192       21,461         46,629


                                                                      Year Ended December 31,
                                                    ----------------------------------------------------------
                                                     1997          1996         1995       1994       1993
                                                    -------       -------      -------    -------      -------
 OPERATIONS DATA
 Interest revenues                                  $75,616       $65,354      $50,994    $49,571      $58,798
 Interest costs                                      43,825        39,960       34,486     30,443       36,692
                                                    -------       -------      -------    -------      -------
 Net interest income                                 31,791        25,394       16,508     19,128       22,106
 Provision for credit losses                          5,137         7,489       14,895      5,298       10,747
                                                    -------       -------      -------    -------      -------
 Net interest income after provision for credit      26,654        17,905        1,613     13,830       11,359
   losses
 Gain on sales of loans and securities                  101           685        3,022         --           --
 Other noninterest revenues, net                      3,599         1,927        1,311      1,973        3,295
 Operating costs                                     22,009        21,046       20,339     23,911       21,162
 (Income) loss from real estate operations, net        (229)          956          436     (2,433)      26,684
                                                    -------       -------      -------    -------      -------
 Total noninterest expense                           21,780        22,002       20,775     21,478       47,846
 Net gain (loss) from disposition of deposits            --         6,413         (117)     2,835       (4,066)
   and premises
 Other revenues (expenses)                               --        (3,803)(4)    1,346         --          --
                                                    -------       -------      -------    -------      -------
 Earnings (loss) before income tax benefit
   (expense), cumulative effect of change in
   accounting principle and extraordinary item        8,574         1,125      (13,600)    (2,840)     (37,258)
 Income tax benefit (expense)                         2,577         6,382         (617)      (123)       7,648
 Cumulative effect of change in accounting               --            --           --         --           --
   principle                                        -------       -------      -------    -------      -------

 Earnings (loss)                                     11,151         7,507      (14,217)    (2,963)     (29,610)
 Extraordinary loss                                   1,534(5)         --           --         --           --
                                                    -------       -------      -------    -------      -------
 Net earnings (loss) after extraordinary item      $  9,617       $ 7,507     $(14,217)   $(2,963)    $(29,610)
                                                   ========       =======     ========    =======     ========

 Basic earnings (loss) per share before
   extraordinary item                              $   3.02       $  1.95     $  (5.52)   $ (1.14)    $(11.39)
 Basic earnings (loss) per share before
   extraordinary item                                  2.49          1.95        (5.52)     (1.14)     (11.39)

Diluted earnings (loss) per share before               1.66          1.17        (5.52)     (1.14)     (11.39)
  extraordinary item
 Diluted earnings (loss) per share after               1.37          1.17        (5.52)     (1.14)     (11.39)
  extraordinary item
 Dividends per share of Common Stock                     --            --           --         --          .50

                                                     At or For the Year Ended December 31,
                                              ----------------------------------------------------
                                               1997        1996       1995        1994       1993
                                               ----        ----       ----        ----       ----
PERFORMANCE RATIOS (6)
  Return on average assets                     1.11%       0.93%     (1.96)%    (0.36)%    (3.09)%
  Return on average common
     stockholders' equity                     19.83       17.75     (47.57)     (6.99)    (50.80)
  Average stockholders' equity to
     average assets                            5.59        5.24       4.11       5.12       6.08
  Interest rate spread(7)                      3.57        3.14       2.61       2.72       2.32
  Net interest margin(8)                       3.78        3.28       2.47       2.56       2.42
  Efficiency ratio(9)                         62.19       77.03     114.14     113.32      83.31
CAPITAL RATIOS(10)
  Tangible                                     7.55        6.27       5.80       5.15       4.61
  Core                                         7.55        6.27       5.80       5.15       4.61
  Risk-based                                  11.48       11.11      10.27       9.36       8.18
ASSET QUALITY RATIOS
  Nonperforming assets to total assets
    at end of period(3)                        2.22        4.34       6.53      10.85      17.15
  Nonperforming loans to total loans
    at end of period(3)                        1.27        2.43       1.79       3.24      11.78
  Allowance for credit losses to loans
    at end of period                           1.56        1.97       2.40       3.84       6.96
  Allowance for credit losses
    to nonperforming loans at end of         122.99       81.21     134.47     118.55      59.06
      period(3)

----------
(1) Cash and cash equivalents include cash, certificates of deposits in other financial institutions and federal funds sold.

(2) Investment securities were classified as available for sale at December 31, 1997, 1996 and 1995.

(3) Nonperforming loans consist of loans delinquent 90 days or more and nonperforming assets consist of nonperforming loans and real estate owned acquired through foreclosure or deed-in-lieu thereof, net of writedowns and reserves. Nonperforming loans do not include loans which are 30 to 89 days delinquent, which the Company places on nonaccrual status as a matter of policy, and other loans which are performing in accordance with their terms but which the Company has placed on nonaccrual status due to one or more defined weaknesses, which in the aggregate amounted to $4.6 million at December 31, 1997. At December 31, 1997, the Company's nonperforming assets plus nonaccrual loans amounted to $25.3 million or 2.72% of total assets and nonperforming loans plus nonaccrual loans amounted to 1.84% of total loans. Nonperforming assets do not include troubled debt restructurings ("TDRs") which are performing in accordance with their terms but classified as substandard for regulatory purposes, which amounted to $3.8 million, $12.9 million, $7.3 million, $3.7 million and $5.6 million at December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(4) Includes a one-time charge on all deposits insured by the Savings Association Insurance Fund ("SAIF") as of March 31, 1995 to recapitalize the SAIF.

(5) Relates to the accelerated write off of unamortized issue costs and original issue discount associated with Senior Notes due 2000 which were issued by the Company in December 1995 and repaid in full in December 1997 with a portion of the proceeds from the offering of Old Notes. See "Use of Proceeds."

(6) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

(7) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8) Net interest margin represents net interest income as a percent of average interest-earning assets.

(9) Represents operating expenses divided by net interest income before provision for credit losses plus operating noninterest revenues.

(10) The tangible and core capital ratios are calculated as a percent of adjusted total assets and the risk-based capital ratio is calculated as a percent of total risk-weighted assets.

                                  RISK FACTORS

         Prospective investors should carefully review the following factors, as well as the other information contained in this Prospectus, in connection with the Exchange Offer and the New Notes offered hereby. When used in this Prospectus, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company wishes to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various risks and uncertainties, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected. The risks highlighted herein should not be assumed to be the only factors that could affect the future performance of the Company.

SOURCE OF PAYMENTS ON THE NOTES

         The Company is a holding company with no significant business operations of its own. The Company's only significant asset is all of the common stock of the Bank. Other than approximately $10.7 million of net proceeds from the offering of the Old Notes retained by it, the Company's only source of cash to pay interest on and principal of the Notes is distributions from the Bank. There can be no assurance that the earnings from the Bank will be sufficient to make distributions to the Company to enable it to pay interest on the Notes when due or principal of the Notes at maturity or that such distributions will be permitted by applicable federal banking laws and regulations. Moreover, distributions from the Bank may not be sufficient to pay the principal amount of the Notes prior to maturity upon the occurrence of an Event of Default (as defined herein) or to repurchase the Notes upon a Change of Control. There will be no sinking fund for the retirement of principal of the Notes prior to maturity. The Company currently anticipates that, in order to pay the principal amount of the Notes upon the occurrence of an Event of Default or to repurchase the Notes upon a Change of Control or, in the event that earnings from the Bank are not sufficient to make distributions to the Company to enable it to pay the principal amount of the Notes at maturity, the Company may be required to adopt one or more alternatives, such as borrowing funds, selling its equity securities and/or the equity securities or assets of the Bank, or seeking loans from the Bank. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable the Company to pay the principal amount of the Notes or that any of such actions would be permitted by the terms of the Indenture or applicable federal banking laws and regulations.

         Federal banking laws and regulations, including the regulations of the Office of Thrift Supervision ("OTS"), limit the Bank's ability to pay dividends to the Company. The Bank generally may not declare dividends or make any other capital distribution to the Company if, after the payment of such dividend or other distribution, it would fall within any of the three undercapitalized categories under the prompt corrective action standards established by the OTS and the other federal banking agencies pursuant to Section 38 of the Federal Deposit Insurance Act. In addition, a capital distribution regulation of the OTS also limits the Bank's ability to pay dividends and make other capital distributions in a manner which depends upon the extent to which the Bank meets its regulatory capital requirements. In addition, the Home Owners' Loan Act requires every savings association subsidiary of a savings and loan holding company to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock or else such dividend will be invalid. Further, the OTS may prohibit any dividend or other capital distribution that it determines would constitute an
unsafe or unsound practice.    In addition to the regulation of dividends and
other capital distributions, there are various statutory and regulatory limitations on the extent to which the Bank can finance or otherwise transfer funds to the Company or non-banking subsidiaries of the Company, whether in the form of loans, extensions of credit, investments or asset purchases.
The Director of the OTS may further restrict these transactions in the interests of safety and soundness.

         As of December 31, 1997, the Bank met the capital and other requirements of a "well capitalized" institution under the OTS' prompt corrective action standards. There can be no assurance that the Bank will remain "well capitalized" in the future or that the OTS will not require the Bank to maintain higher levels of capital in light of the risk profile of its lending activities.

         As of December 31, 1997, under regulations of the OTS, the total capital available for payment of dividends by the Bank to the Company was $21.5 million, assuming application of the OTS' safe harbor for capital distributions.

RESULTS OF OPERATIONS

         The Company reported $11.2 million of earnings before extraordinary loss for the year ended December 31, 1997 and $7.5 million of net earnings during the year ended December 31, 1996 (inclusive of $2.6 million and $6.4 million of income tax benefits, respectively), after reporting net losses of $14.2 million, $3.0 million, $29.6 million and $22.1 million for the years ended December 31, 1995, 1994, 1993 and 1992, respectively. The losses reported in prior periods were primarily attributable to the high level of the Company's nonperforming assets, as reflected in the significant provisions for loan losses, net loan charge-offs, loss of interest income on nonperforming loans, write-downs of investments in real estate and increases in operating expenses related to the Company's asset quality problems. Continued profitability in future periods will be dependent upon, among other things, the quality of both its existing assets and the assets to be acquired by the Company in the future. As a result, there can be no assurance that the Company will maintain profitability in the near term or at all or that there will not be substantial inter-period variations in its operating results. Moreover, in the event that the Company should become unprofitable or record a substantial operating loss, the Company's ability to utilize its remaining accumulated income tax benefits at December 31, 1997 could be limited and all or a portion of the Company's $6.8 million net deferred tax asset at such date may be reversed under generally accepted accounting principles. Such developments may further adversely affect the Company's results of operations and capital.

LENDING ACTIVITIES

         General. The Company generally seeks to originate real estate-secured loans in which it can charge a premium price for prompt, efficient execution and for tailoring the terms and condition of such loans to meet the objectives of both the Company and the borrower. The Company has designed its loan origination organization and resources to target a relatively limited number of high-balance loans in order to provide reasonable leverage to the Company's fixed loan origination cost structure The Company resumed significant lending activities in 1995 and, as a result, there is not a substantial record of historical performance with respect to the loans currently emphasized by the Company. Moreover,the Company continues to take actions which it and regulatory authorities believe will strengthen the Company's underwriting, monitoring and asset review functions so that they are appropriate in light of its lending strategies. The discussion which follows briefly sets forth certain of the risks attendant to (i) each of the Company's principal lending activities, (ii) the average size of the loans the Company seeks to originate,
(iii) the terms associated with the types of loans originated, and expected to be originated, by the Company and (iv) the volume of the Company's lending activities.

         Multi-Family Residential and Commercial Real Estate Loans. Since 1994, the Company's lending activities have emphasized loans secured by existing multi-family (over four units) residential real estate and commercial real estate, such as office buildings, retail properties, industrial properties and various special purpose properties. At December 31, 1997, the Company's total loan portfolio included $225.7 million, or 22.9%, of multi-family residential loans and $111.9 million, or 11.6%, of commercial real estate loans. Such loans accounted for 31.6%, 35.1% and 49.6% of the Company's total loan originations during the years ended December 31, 1997, 1996 and 1995, respectively. Multi-family residential and commercial real estate lending generally is considered to involve a higher degree of risk than the single-family residential lending traditionally emphasized by savings institutions because the payment experience on multi-family residential and commercial real estate loans typically is dependent on the successful operation of the project, and thus such loans may be adversely affected to a greater extent by adverse conditions in the real estate markets or in the economy generally, as well as the manner in which the borrower manages the property. Moreover, the Company's income property loans generally are made with primary reliance on the operation and/or sale of the property and without recourse to the borrower.

         Construction Loans. The Company also emphasizes loans to developers for the purpose of construction of tracts of single-family residences ("tract developments") and individual home construction financing to local builders and homeowners. At December 31, 1997, construction loan commitments amounted to $181.6 million, or 18.8%, of the Company's total loan portfolio (of which $93.3 million was outstanding) and land loans amounted to $39.5 million, or 4.1%, of the Company's total loan portfolio. Construction and land loans amounted to 40.2%, 29.6% and 17.4% of the Company's total loan originations during the years ended December 31, 1997, 1996 and 1995, respectively. Construction financing is generally considered to expose the lender to a greater risk of loss than long-term lending on improved, occupied real estate. The risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction, as well as the availability of permanent take-out financing. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of value proves to be inaccurate, the Company may be confronted, at or prior to the maturity of the loan, with a project which, when completed, has a value which is insufficient to ensure full repayment. In addition, most of the Company's construction lending is conducted without a commitment from a party to purchase the property under construction, or on a "speculative" basis.

         Single-Family Residential Loans. Since 1994, a principal focus of the Company's lending activities has been the origination of loans which are secured by estate homes located in southern California and have principal amounts of $1.0 million or more ("estate loans"). At December 31, 1997, estate loans amounted to $173.8 million, or 17.9%, of the Company's total loan portfolio, and such loans amounted to 19.6%, 21.8% and 27.2% of the Company's total loan originations during the years ended December 31, 1997, 1996 and 1995, respectively. During the years ended December 31, 1997, 1996 and 1995, a majority of estate loans were made to borrowers who have substantial equity in the properties which secure the loans but who for a variety of reasons, including without limitation the size of the loan, were unable or unwilling to qualify as borrowers under the guidelines established by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation for the purchase of loans by such agencies. Estate loans generally involve higher risk than single-family (one-to-four units) residential loans which conform to the guidelines established by various federal agencies because, among other things,
(i) the property which secures an estate loan may have such unique characteristics as to size, amenities or location that its valuation is difficult to measure and (ii) the market for estate homes is generally more volatile than the market for traditional single-family residences due to the smaller number of potential purchasers of estate homes and the effects of interest rates and other market and real estate conditions on the financing of such homes, all of which results in a more volatile valuation of estate homes. As a matter of policy, the Company's estate loans have maximum loan-to-value ratios of 65% to 80% depending on the size of the loan.

         Size of Loans. The Company generally seeks to originate relatively few, high-dollar balance loans within each of its lending businesses. The Company generally emphasizes loans with individual commitments or multiple commitments to affiliated borrowers of between $2.0 million and $6.0 million, although it may make loans up to the Bank's loans-to-one borrower limitation under applicable laws and regulations, which amounted to $11.9 million at December 31, 1997. Larger balance loans involve greater risk to the Company because a small number of such loans could have significant effects on the amount of the Company's nonperforming assets and the level of its interest income in the event of default.

         Terms of Loans. The Company generally offers a variety of loan terms and conditions on all loan types, including fixed interest rates and interest rates which adjust in accordance with various indices; payments which are interest-only or payments which include the amortization of principal, either on a partial or fully amortizing basis; varying adjustment frequencies for adjustable-rate loans and interest rate payment floors and caps; and varying maturity and extension options. Certain of these terms, which generally are offered by the competition encountered by the Company in connection with its lending activities, may increase the risk of default. For example, loans which are not fully amortizing over their maturity and which have a balloon payment due at their stated maturity, as is generally the case with the Company's estate, multi-family residential and commercial real estate loans, involve a greater risk of loss than fully amortizing loans because the ability of a borrower to make a balloon payment typically will depend on its ability either to timely refinance the loan or to timely sell the security property. The ability of a borrower to accomplish these results will be affected by a number of factors, including the level of available mortgage rates at the time of sale or refinancing, the financial condition and operating history of the borrower and the property which secures the loan, tax laws, prevailing economic conditions and the availability of financing for such loans generally. Similarly, adjustable-rate loans, which comprised substantially all of the loans originated by the Company during the years ended December 31, 1997, 1996 and 1995, may increase the risk of default thereon during periods of rising interest rates, which could adversely affect a borrower's ability to make required payments during the term of the loan, as well as at maturity if, as a result of payment caps, the difference between the interest rate on which payments are made during the term of the loan is less than the accrual rate of interest thereon and such difference is added to the principal amount of the loan due at maturity, or so-called "negative amortization." In addition, under appropriate but relatively limited circumstances involving estate loans, the Company may accept reduced or no documentation for verifying a borrower's income or employment or make loans to borrowers who currently may not have adequate cash flow to service the loan, which also may increase the risk of default on the loan.

         Volume of Lending Activities. An integral component of the Company's business plan in future years is for the Company to engage in substantial lending activities in order to increase both the amount of and yield on the Company's interest-earning assets. The Company originated an aggregate of $1.0 billion of loans during the years ended December 31, 1997, 1996 and 1995. The Company's ability to engage in the desired level of lending activities will be dependent on market and economic conditions, particularly the general level of interest rates, the competition for such lending activities, which management believes increased significantly in 1997 for all types of lending in which the Company is engaged, and other factors which are beyond the control of the Company. As a result, there can be no assurance that the Company will be able to engage in the desired level of lending activities in the future.

ASSET QUALITY

         At December 31, 1997, the Company's nonperforming assets amounted to $20.7 million or 2.22% of total assets and consisted of $10.8 million of loans which were 90 days or more past due ("nonperforming loans") and $9.9 million of real estate acquired by foreclosure or deed-in-lieu thereof, net of writedowns and reserves ("real estate owned"). In addition to its nonperforming assets, at December 31, 1997, the Company had (i) $4.4 million of loans which were delinquent 30 to 89 days, which the Company places on nonaccrual status as a matter of policy, and (ii) $36.0 million of performing loans, which the Company had classified as substandard or lower in accordance with OTS regulations because they were TDRs or contained one or more defined weaknesses, of which $0.2 million were on nonaccrual status. The Company's $61.1 million of classified assets at December 31, 1997 were primarily attributable to loans originated during the late 1980s and early 1990s by prior management of the Company, which generally emphasized loans to construct single-family residential tract developments, individual single-family residences and apartment buildings, as well as permanent loans secured by the properties built with the Company's construction loans. For a variety of reasons, including the Company's prior underwriting practices, management of the Company believes that the loans originated by the Company prior to 1995 generally involve greater risk of loss than the loans originated by the Company thereafter. At December 31, 1997, loans originated prior to 1995 amounted to $284.5 million or 29.4% of the Company's total loans and consisted primarily of $120.9 million of single-family residential loans to individual borrowers, $48.3 million of single-family residential loans made by the Company to a large number of purchasers of individual units from developers in the residential housing developments which were constructed with financing from the Company ("project concentration loans") and $107.3 million of loans secured by existing multi-family residences which generally were constructed with financing from the Company. Management of the Company has devoted and continues to devote substantial time and resources to the identification, collection and workout of the Company's problem assets, which has resulted in a significant decrease in the Company's nonperforming assets from a high of $151.2 million, or 17.2%, of total assets at December 31, 1993. There can be no assurance, however, that the Company's nonperforming assets will not increase in future periods, either as a result of (i) loans in the Company's loan portfolio originated prior to 1995 or (ii) loans in such portfolio originated subsequent to such date, which generally have performed in accordance with their terms but involve the risks set forth under "-Lending Activities" above and have not been outstanding long enough to be considered mature, seasoned loans.

ADEQUACY OF ALLOWANCES FOR LOSSES

         The Company believes that it has established adequate allowances for losses for its loan portfolio and real estate owned, which respectively amounted to $13.3 million, or 1.56%, of net loans (exclusive of the allowance for loan losses) and $2.6 million, or 20.63%, of gross real estate owned at December 31, 1997. Notwithstanding the foregoing, material future additions to the allowance for loan losses may be necessary due to changes in economic conditions, the performance of the Company's loan portfolio, particularly loans originated after 1994, and increases in loans. Future additions to the allowance for losses on real estate owned may be necessary to reflect changes in the economies and markets for real estate in which the Company's real estate owned is located and other factors which may result in adjustments which are necessary to ensure that the Company's real estate owned is carried at the lower of cost or fair value, less estimated costs to dispose of the properties. In addition, the OTS, as an integral part of its examination process, periodically reviews the Company's allowances for losses and the carrying values of its assets. The Company was most recently examined by the OTS in this regard as of June 30, 1997. Increases in the provisions for losses on loans and real estate owned would adversely affect the Company's results of operations.

LIMITATIONS ON USE OF TAX LOSS CARRYFORWARDS

         As of December 31, 1997, the Company had federal net operating loss carryforwards of $12.5 million which expire in 2010 or 2011 and may be used to reduce taxable income of the Company in future years. In addition, at the same date the Company had state net operating loss carryforwards of $4.2 million and $8.1 million which expire in 2000 and 2001, respectively. The Company's net operating loss carryfowards would be subject to significant limitation under
Section 382 of the Code, if the Company underwent an ownership change (as defined below, an "Ownership Change"). In the event of an Ownership Change,
Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with net operating losses and certain recognized built-in-losses. The limitation imposed by Section 382 of the Code for any post-change year would be determined by multiplying the fair market value of the Company's stock outstanding at the time of the Ownership Change by the applicable long-term tax exempt rate (which was 5.23% for January 1998). Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an Ownership Change were to occur, the Company's annual net operating loss utilization would be limited to a maximum of approximately $3.1 million.

         The Company would undergo an Ownership Change if, among other things, the stockholders who own or have owned, directly or indirectly, 5% or more of the Common Stock or are otherwise treated as 5% stockholders or a "higher tier entity" under Section 382 of the Code and the regulations promulgated thereunder ("5% Stockholders") increase their aggregate percentage ownership of such stock by more than 50 percentage points over the lowest percentage of such stock owned by such stockholders at any time during a specified testing period (generally the preceding three years). Because events which are beyond the control of the Company could result in an Ownership Change, there can be no assurance that an Ownership Change will not occur in the future and thereby limit the Company's ability to utilize its net operating loss carryforwards to reduce taxable income in future periods.

INTEREST RATE RISK

         The Company's operating results depend to a large extent on its net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. Changes in the general level of interest rates can affect the Company's net interest income by affecting the spread between the Company's interest-earning assets and interest-bearing liabilities. This may be due to the disparate maturities or period to repricing of the Company's interest-earning assets and interest-bearing liabilities, as well as in the case of an increase in the general level of interest rates, periodic caps which limit the interest rate change on many of the Company's adjustable-rate mortgage loans. In addition to its effect on the Company's interest rate spread, changes in the general level of interest rates also affect, among other things, the ability of the Company to originate loans; the ability of borrowers to make payments on loans; the value of the Company's interest-earning assets and its ability to realize gains from the sale of such assets; the average life of the Company's interest-earning assets; the value of the Company's mortgage servicing rights; and the Company's ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond the control of the Company.

ECONOMIC CONDITIONS

         The success of the Company is dependent to a certain extent upon general economic conditions, particularly in the areas in southern California in which it conducts its business activities. Adverse changes in the economic conditions of these areas may impair the ability of the Company to collect loans and would otherwise have an adverse effect on its business, including the demand for new loans, the ability of customers to repay loans and the value of both the real estate which secures its loans and its real estate owned. Moreover, earthquakes and other natural disasters could have similar effects. Although such disasters have not significantly adversely affected the Company to date, the ability of borrowers to acquire insurance for such disasters in California is severely limited. As a result, the properties which secure the Company's loans generally are not covered by such insurance.

COMPETITION

         The Company experiences substantial competition both in attracting and retaining deposits and in making loans. Its most direct competition for deposits historically has come from other thrift institutions, commercial banks and credit unions doing business in its market areas in southern California.
In addition, as with all banking organizations, the Company has experienced increasing competition from nonbanking sources. For example, the Company also competes for funds with full service and discount broker-dealers and with other investment alternatives, such as mutual funds and corporate and governmental debt securities. The Company's competition for loans comes principally from other thrift institutions, commercial banks, mortgage banking companies, consumer finance companies, insurance companies and other institutional lenders. A number of institutions with which the Company competes for deposits and loans have significantly greater assets, capital and other resources than the Company. In addition, many of the Company's competitors are not subject to the same extensive federal regulation that governs savings and loan holding companies such as the Company and federally-chartered and federally-insured savings institutions such as the Bank. As a result, many of the Company's competitors have advantages over the Company in conducting certain businesses and providing certain services.

REGULATION

         Both the Company, as a savings and loan holding company, and the Bank, as a federally-chartered savings institution, are subject to significant governmental supervision and regulation, which is intended primarily for the protection of depositors. Statutes and regulations affecting the Company and the Bank may be changed at any time, and the interpretation of these statutes and regulations by examining authorities also is subject to change. There can be no assurance that future changes in applicable statutes and regulations or in their interpretation will not adversely affect the business of the Company. The Company is subject to regulation and examination by the OTS, and the Bank is subject to examination by the OTS, as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), as the insurer of its deposits through the SAIF administered by it. There can be no assurance that the OTS or the FDIC will not, as a result of such regulation and examination, impose various requirements or regulatory sanctions upon the Company or the Bank, as applicable. In addition to governmental supervision and regulation, each of the Company and the Bank is subject to changes in federal and state laws, including changes in tax laws, which could materially affect the real estate industry.

DEPENDENCE ON CHIEF EXECUTIVE OFFICER

         Scott A. Braly, President and Chief Executive Officer of the Company, has had, and will continue to have, a significant role in the development and management of the Company's business, including in particular its lending operations. The loss of his services could have an adverse effect on the Company. The Company and Mr. Braly are not parties to an employment agreement, and the Company currently does not maintain key man life insurance relating to Mr. Braly or any of its other officers.

ABSENCE OF PUBLIC MARKET AND RESTRICTIONS ON RESALE

         The New Notes will not be listed on any national securities exchange or approved for quotation on a national inter-dealer quotation system. There can be no assurance as to the liquidity of any markets that may develop for the New Notes or the Old Notes, or at what price holders of the New Notes or the Old Notes will be able to sell their New Notes or their Old Notes, as the case may be. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. In connection with the offering of Old Notes, the Initial Purchaser informed the Company that it intends to make a market in the New Notes and the Old Notes. However, the Initial Purchaser is not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the New Notes or the Old Notes, as applicable. In addition, such market making activity will be subject to the limits of the Exchange Act and the regulations thereunder and may be limited during the pendency of the Exchange Offer and during the period a shelf registration statement required to be filed pursuant to the Registration Rights Agreement is required to remain effective. See "Description of Old Notes" and "Registration Rights Agreement."

         The New Notes will be issued, and Notes may be transferred, only in blocks having an aggregate principal amount of not less than $100,000 and integral multiples of $1,000 principal amount in excess thereof. Any transfer, sale or other disposition of Notes in a block having an aggregate principal amount of less than $100,000 shall be deemed to be void and of no legal effect whatsoever. See "Description of New Notes--Form, Denomination and Book-Entry Procedures."

CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

         The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement. The Company does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer.

         To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. In addition, although the Old Notes have been designated for trading by "qualified institutional buyers," as defined in Rule 144A, in the Private Offerings, Resale and Trading through Automated Linkages market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected.

         The Old Notes provide, among other things, that, if a registration statement relating to the Exchange Offer has not been filed by April 30, 1998 and declared effective by May 30, 1998, the interest rate borne by the Old Notes commencing on December 31, 1997 will increase by 1.00% per annum until the Exchange Offer is consummated. Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any prospective increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement. The New Notes will not be entitled to any such prospective increase in the interest rate thereon. See "Description of Old Notes."

EXCHANGE OFFER PROCEDURES

         Issuance of the New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Trust of such Old Notes, a properly completed and duly executed Letter of Transmittal or Agent's Message in lieu thereof and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is not under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.

                      RATIOS OF EARNINGS TO FIXED CHARGES

         The following table sets forth the consolidated ratios of earnings to fixed charges of the Company for the periods indicated.

                                                                      Year Ended December 31,
                                                        -------------------------------------------------
                                                         1997      1996       1995      1994      1993
                                                        ------    ------   --------    -------  --------
 Ratios of earnings to fixed charges:
   Including interest on deposits  . . . . . . . . . .    1.19x     1.03x      0.61x      0.91x    (0.01)x
   Excluding interest on deposits  . . . . . . . . . .    2.64x     1.24x    (10.20)x    (1.83)x  (92.29)x


         The dollar amount of the deficiency of earnings to fixed charges during 1995, 1994 and 1993 was $13.6 million, $2.8 million and $37.3 million, respectively.

         For purposes of computing the ratios of earnings to fixed charges, earnings represent net income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include gross interest expense (other than on deposits) and the portion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including gross interest on deposits, include all interest expense and the portion deemed representative of the interest factor of rent expense, net of income from subleases.


                                USE OF PROCEEDS

         The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. Old Notes surrendered in exchange for New Notes will be retired and cancelled.

         Net proceeds to the Company from the offering of the Old Notes amounted to approximately $37.8 million, after deducting the discount of the Initial Purchaser and offering expenses payable by the Company. The net proceeds from the sale of the Old Notes were primarily used to (i) prepay all of the Company's outstanding Senior Notes due 2000 at a price equal to the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment, which aggregated $13.55 million, and (ii) redeem all of the Company's outstanding shares of Series A Preferred Stock at a redemption price per share equal to the per share liquidation preference thereof ($50,000 per share), plus accrued and unpaid dividends thereon to the date of redemption, which aggregated $13.57 million. The remainder of the net proceeds from the sale of the Old Notes (approximately $10.68 million) is available for use by the Company for general corporate purposes, including without limitation contributions to the Bank to fund its operations.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company as of December 31, 1997, which reflects the consummation of the offering of the Old Notes and the application of the net proceeds therefrom. See "Use of Proceeds." The table should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes, included in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                                                          December 31, 1997
                                                                          -----------------
                                                                       (Dollars in Thousands)
Deposits                                                                      $799,501
Borrowings:
  FHLB advances                                                                 40,000
  Senior notes due 2004                                                         40,000
  Accounts payable and other liabilities                                         6,377
                                                                             ---------
    Total borrowings                                                            86,377
                                                                              --------
    Total liabilities                                                          885,878

Stockholders' equity:
Preferred Stock, $0.01 par value;
  10,000,000 shares authorized; none outstanding                                    --
Common Stock, $0.01 par value; 20,000,000 shares authorized; 3,095,996
  shares issued(1)                                                                  31

Capital in excess of par value(1)                                               10,402
Unrealized gain (loss) on available for sale securities                              6
Retained earnings                                                               32,020
                                                                              --------
                                                                                42,459
Less:
Treasury stock, at cost (5,400 shares of Common Stock)                             (48)
Loan to Employee Stock Ownership Plan                                              (92)
                                                                             ---------
  Total stockholders' equity                                                    42,319
                                                                              --------
  Total liabilities and stockholders' equity                                  $928,197
                                                                               =======

----------
(1) Does not reflect the exercise of options to purchase an aggregate of 721,800 shares of Common Stock pursuant to the Company's Stock Option Plan and outstanding warrants to purchase an aggregate of 2,376,000 shares of Common Stock. See Notes K and L to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. See "Incorporation of Certain Documents by Reference."

         At December 31, 1997, parent-only indebtedness of the Company, which consisted solely of the Old Notes, amounted to 94.5% of the Company's stockholders' equity.


                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchaser, pursuant to which the Company agreed to file and to use its reasonable best efforts to cause to be declared effective by the Commission a registration statement with respect to the exchange of the Old Notes for notes with terms identical in all material respects to the terms of the Old Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

         The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes (i) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer under federal and state securities laws and (ii) will not provide for any prospective increase in the interest rate thereon. In that regard, the Old Notes provide, among other things, that, if a registration statement relating to the Exchange Offer has not been filed by April 30, 1997 and declared effective by May 30, 1998, the interest rate borne by the Old Notes, commencing on December 31, 1997, will increase by 1.00% per annum until the Exchange Offer is consummated. Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any prospective increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement. See "Risk Factors--Consequences of a Failure to Exchange Old Notes" and "Description of Old Notes."

         The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

         Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any participant in the DTC system whose name appears on a security position listing as the holder of such Old Notes and who desires to deliver such Old Notes by book-entry transfer at DTC.

TERMS OF THE EXCHANGE OFFER

         The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $40,000,000 aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $40,000,000 of New Notes in exchange for a like aggregate principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Old Notes in whole or in part in a principal amount of not less than $100,000 or any integral multiple of $1,000 principal amount in excess thereof, provided that if any Old Notes are tendered in exchange for part, the untendered aggregate principal amount must be $100,000 or any integral multiple of $1,000 principal amount in excess thereof.

         The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. As of the date of this Prospectus, $40,000,000 aggregate principal amount of the Old Notes is outstanding.

         Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and will be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement. See "Risk Factors--Consequences of a Failure to Exchange Old Notes" and "Description of Old Notes."

         If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

         Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

         THE COMPANY DOES NOT MAKE ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER BASED ON SUCH HOLDER'S OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" means 5:00 p.m., New York City time, on _________ ___, 1998 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

         The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "--Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described under "--Withdrawal Rights," and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a Prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

         Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES

         Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn promptly after the Expiration Date.

         In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

         The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC. The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

         Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Old Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering holders.
Such exchange will be made promptly after the Expiration Date. If, for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

         Pursuant to the Letter of Transmittal or Agent's Message in lieu thereof, a holder of Old Notes will warrant and agree in the Letter of Transmittal that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes tendered pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING OLD NOTES

         Valid Tender. Except as set forth below, in order for Old Notes to be validly tendered pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must be received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent," and (i) tendered Old Notes must be received by the Exchange Agent, or (ii) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal, must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (iii) the guaranteed delivery procedures set forth below must be complied with.

         If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal or so indicate in an Agent's Message in lieu of the Letter of Transmittal and the untendered aggregate principal amount must be $100,000 or any integral multiple of $1,000 principal amount in excess thereof. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

         THE METHOD OF DELIVERY OF NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN-RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Book-Entry Transfer. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "--Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

         DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         Signature Guarantees. Certificates for the Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (i) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (ii) such holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (i) or (ii) above, such certificates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

         Guaranteed Delivery. If a holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

         (i)  such tenders are made by or through an Eligible Institution;

         (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

         (iii) the certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or Agent's Message in lieu thereof, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

         Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or Agent's Message in lieu thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.

         The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

         Determination of Validity. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "--Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

         The interpretation by the Company of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. None of the Company, any affiliates or assigns of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

         If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

         A beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

RESALES OF NEW NOTES

         The Company is making the Exchange Offer for the New Notes in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an Affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (ii) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and
(iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes, unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, Participating Broker-Dealers must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of New Notes.

         Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an Affiliate of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. The Letter of Transmittal contains the foregoing representations. In addition, the Company may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom such holder holds the Old Notes to be exchanged in the Exchange Offer. Each Participating Broker-Dealer will be deemed to have acknowledged by execution of the Letter of Transmittal or delivery of an Agent's Message that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believe that Participating Broker-Dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90-days after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer.
Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "--Exchange Agent." Any person, including any Participating Broker-Dealer, who is an Affiliate of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

         In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal or delivery of an Agent's Message in lieu thereof, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 90-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

WITHDRAWAL RIGHTS

         Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.

         In order for a withdrawal to be effective a written or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering holder must submit the certificate numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old

Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "--Procedures for Tendering Old Notes."

         All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. None of the Company, any affiliates or assigns of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

DISTRIBUTIONS ON NEW NOTES

         Holders of Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes and will be deemed to have waived the right to receive any interest on such Old Notes accumulated from and after December 31, 1997. Accordingly, holders of New Notes as of the record date for the payment of interest on June 30, 1998 will be entitled to receive interest accumulated from and after December 31, 1997.

CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

         (a) there shall occur a change in the current interpretation by the staff of the Commission which permits the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is an Affiliate of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or

         (b) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of the Company, would reasonably be expected to impair its ability to proceed with the Exchange Offer;

         (c) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

         (d) a banking moratorium shall have been declared by United States federal or California or New York state authorities which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

         (e) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the Commission or any other governmental authority which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer; or

         (f) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose, or any governmental approval which the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby has not been obtained.

         If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the Company may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a Prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE

         Based upon current provisions of the Code, applicable U.S. Treasury regulations (including proposed and temporary treasury regulations), judicial authority, and administrative rulings and practice, the exchange of an Old Note for a New Note pursuant to the Exchange Offer will not constitute a taxable event for federal income tax purposes. There can be no assurance that the Internal Revenue Service will continue to take this position, and no ruling from the Internal Revenue Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be issued that could alter or modify this result. EACH HOLDER OF OLD NOTES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE AGENT

         United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

              By Facsimile:                           By Mail:                  By Hand before 4:30 p.m.:
             (212) 780-0592                 United States Trust Company        United States Trust Company
      Attention:  Customer Service                  of New York                        of New York
        Confirm by Telephone to:            P.O. Box 843 Cooper Station                111 Broadway
             (800) 548-6565                   New York, New York 10276           New York, New York 10006
                                         Attention:  Corporate Trust             Attention:  Lower Level
                                                       Services                   Corporate Trust Window


               By Overnight Courier and By Hand after 4:30 p.m.:

                    United States Trust Company of New York
                            770 Broadway, 13th Floor
                            New York, New York 10003

Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

         The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

         Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

         The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances of the Exchange Offer.


                            DESCRIPTION OF NEW NOTES

GENERAL

         Pursuant to the terms of the Indenture, the Company has issued the Old Notes and will issue the New Notes. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

         The summary of certain provisions of the Indenture set forth below does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Indenture and the Notes. Capitalized terms not otherwise defined herein have the meanings specified in the Indenture.
Whenever sections or defined terms of the Indenture are referred to, such sections or defined terms are hereby incorporated herein by such reference.

         The Notes are limited in aggregate original principal amount to $40 million, including the Old Notes and the New Notes. Upon any exchange of Old Notes for New Notes pursuant to the Exchange Offer, the Old Notes so exchanged shall be cancelled and shall no longer be deemed Outstanding for any purpose.
The New Notes will rank pari passu with the Old Notes.   The Old Notes and the
New Notes constitute one class for all purposes under the Indenture, including without limitation amendments, waivers, redemptions and Offers to Purchase, and for purposes of this description of the Notes all references herein to "Notes" shall be deemed to refer collectively to Old Notes and New Notes, unless the context otherwise requires.

         The Notes will mature on December 31, 2004 (the "Stated Maturity"). The Notes are general unsecured obligations of the Company. For a description of restrictions on the incurrence of additional Indebtedness by the Company, see "--Certain Covenants-Limitations on Indebtedness."

         The New Notes will be issued, and Notes may be transferred, only in registered form without coupons and only in blocks having an aggregate principal amount of not less than $100,000 and any integral multiple of $1,000 principal amount in excess thereof. Any transfer of Notes in a block having an aggregate principal amount of less than $100,000 shall be deemed to be void and of no legal effect whatsoever.

         The Notes bear interest from December 31, 1997, the date of initial issuance of the Old Notes, at 12 1/2% per annum, payable semi-annually in arrears on June 30 and December 31 of each year, commencing June 30, 1998, to the holders of record at the close of business on the June 15 or December 15 (whether or not a business day), as the case may be, next preceding such Interest Payment Date (each, a "Regular Record Date"). Interest will be computed on the basis of a 360-day year of twelve 30-day months.

         The Notes are not savings accounts or deposits and are not insured by the FDIC or by the United States or any agency or fund thereof. The Notes are not secured by the assets of the Company or any of its Subsidiaries, including the Bank, or otherwise and will not have the benefit of a sinking fund for the retirement of principal or interest. Because the Company is a holding company that currently conducts all of its operations through the Bank, the right of the Company to participate in any distribution of assets of the Bank, upon its liquidation or reorganization or otherwise (and thus the ability of Holders to benefit indirectly from such distribution) are subject to the prior claims of creditors of the Bank, including claims of depositors of the Bank. Additionally, distributions to the Company by the Bank, whether in liquidation, reorganization or otherwise, are subject to regulatory restrictions and, under certain circumstances, may be prohibited.

FORM, DENOMINATION AND BOOK-ENTRY PROCEDURES

         The Notes will be represented by one or more global Notes (the "Book-Entry Notes") in definitive fully registered form without coupons, which will be registered in the name of a nominee of DTC as depository. The Book-Entry Notes will be exchangeable for certificated Notes, in definitive, fully registered form without coupons in denominations of $100,000 and integral multiples of $1,000 in excess thereof in the circumstances described below.

         In connection with the issuance of Book-Entry Notes, DTC will credit on its book-entry registration and transfer system the respective principal amounts of Book-Entry Notes represented by the global Notes deposited with it to the accounts of institutions that have accounts with DTC or its nominee ("participants") and that beneficially own (or hold for persons who beneficially own) interests in such Book-Entry Notes. Ownership of beneficial interests in the Book-Entry Notes will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in the Book-Entry Notes will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC (with respect to participants' interests) or such participants (with respect to persons that may hold beneficial interests in the Book-Entry Notes through such participants).

         So long as DTC or its nominee is the registered holder and owner of a global Note representing a Book-Entry Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the related Book-Entry Note for all purposes of such Book-Entry Note and for all purposes under the Indenture. Unless (a) DTC notifies the Company that it is unwilling or unable to continue as depository for such Book-Entry Note, (b) DTC ceases to be a clearing agency registered under the Exchange Act, (c) the Company delivers to the Trustee a written notice that the Book-Entry Note shall be exchangeable for certificated Notes or (d) an Event of Default (as defined in the Indenture and discussed below) or event that after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing with respect to the Notes, owners of beneficial interests in the Book-Entry Note will not be entitled to have certificated Notes registered in their names, will not receive and will not be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Indenture or of such Book-Entry Note.

         Payment of principal of, interest on and premium, if any, on a Book-Entry Note will be made to the depository or its nominee, as the case may be, as the registered owner and holder thereof.

OPTIONAL REDEMPTION

         The Notes may not be redeemed prior to December 31, 2002, except as described below and under "--Certain Covenants--Offer to Purchase Upon a Change of Control." On or after such date, the Notes may be redeemed, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest to (but excluding) the Redemption Date, if redeemed during the 12-month period beginning December 31 of the years indicated below:

                                                             Redemption
                       Year                                    Price
                       ----                                 -----------
                       2002                                   106.250%
                       2003 (and thereafter)                  103.125

         If at any time fewer than all of the Notes then outstanding are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and appropriate, provided that in the event that a Holder would be required to hold Notes with an aggregate principal amount of less than $100,000 but more than an aggregate principal amount of zero as a result of a redemption of the Notes in part, the Company shall redeem Notes of each such Holder so that after such redemption such Holder shall hold Notes either with an aggregate principal amount of at least $100,000 or such Holder no longer holds any Notes and shall use such method (including, without limitation, by lot) as the Trustee shall deem fair and appropriate, and provided, further, that any such proration may be made on the basis of the aggregate principal amount of Notes held by each Holder thereof and may be made by making such adjustments as the Company deems fair and appropriate in order that only Notes in denominations of $1,000 or integral multiples thereof shall be redeemed.

         Notice of redemption will be mailed to each Holder of Notes to be redeemed at such Holder's registered address at least 30, but not more than 60, days before the Redemption Date. On or after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

NO SINKING FUND OR MANDATORY REDEMPTION

         The Notes are not entitled to the benefit of any sinking fund or mandatory redemption.

CERTAIN COVENANTS

         The Indenture contains, among others, the following covenants:

         Limitations on Indebtedness. The Company will not create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to, or otherwise permit to exist any Junior Indebtedness (other than Acquired Indebtedness) unless the Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments) of such Junior Indebtedness is after the final Stated Maturity of principal of the Notes.

         The Company will not create, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to, or otherwise permit to exist, any Funded Indebtedness (including any Funded Indebtedness assumed in connection with the acquisition of assets from another Person but excluding the Notes) unless at the time of such event the principal amount of total Funded Indebtedness of the Company (which includes the Notes) would not exceed 100% of the Company's Consolidated Tangible Net Worth, provided that for purposes of this requirement Funded Indebtedness shall be net of any fund or interest reserve account which has been established to fund the payment of principal and/or interest on Funded Indebtedness.

         The Bank will not create or incur, and will not permit any of its Subsidiaries to create or incur, any Indebtedness that would qualify as regulatory capital for the Bank under 12 C.F.R. Part 567 (or any successor regulation) unless (i) the aggregate principal amount thereof does not exceed 65% of the Bank's tangible common equity and (ii) upon creation or incurrence thereof the Bank would meet any of the capital requirements under 12 C.F.R.
Part 565 (or any successor regulation) which are necessary to enable the Bank to qualify as a "well capitalized" institution under such regulations.

         Restrictions on Issuance and Sale or Disposition of Capital Stock of Subsidiaries. The Company shall not sell, transfer or otherwise dispose of shares of Capital Stock of the Bank or permit the Bank to issue, sell or otherwise dispose of shares of its Capital Stock unless in either case the Bank remains a Wholly Owned Subsidiary of the Company. In addition, the Indenture provides that the Company shall not permit the Bank to merge or consolidate with any other entity (other than the Company or another Wholly Owned Subsidiary of the Company) unless the surviving entity is the Company or a Wholly Owned Subsidiary of the Company, or permit the Bank to convey or transfer its properties and assets substantially as an entirety to any Person except to the Company or to any Wholly Owned Subsidiary of the Company.

         Limitations on Restricted Payments. The Company will not, and will not permit any Subsidiary to, directly or indirectly, make any Restricted Payment if, at the time of such Restricted Payment or after giving effect thereto,

         (a) a Default or Event of Default shall have occurred and be continuing; or

         (b) the Bank would fail to meet any of the applicable minimum capital requirements under the regulations of the OTS which are necessary to enable the Bank to qualify as a "well capitalized" institution under such regulations; or

         (c) the aggregate amount of all Restricted Payments (the amount of such payments, if other than in cash, having been determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board resolution filed with the Trustee) declared and made after the issue date of the Notes would exceed the sum of

                    (i) 33% of the aggregate Consolidated Net Income (or, if such Consolidated Net Income is a deficit, 100% of such deficit) of the Company accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter during which the issue date of the Notes occurred and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment, plus

                    (ii) the aggregate Net Cash Proceeds received by the Company as capital contributions (other than from a Subsidiary) after the issue date of the Notes, plus

                   (iii) the aggregate Net Cash Proceeds and the Fair Market Value of property not constituting Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary) of Qualified Capital Stock after the issue date of the Notes; plus

                    (iv) 100% of the amount of any Indebtedness of the Company or a Subsidiary that is converted into or exchanged for Qualified Capital Stock of the Company after the issue date of the Notes;

provided, however, that the foregoing provisions will not prevent (v) the payment of a dividend within 60 days after the date of its declaration if at the date of declaration such payment was permitted by the foregoing provisions,
(w) any Permitted Payment, (x) tax sharing payments by the Company pursuant to any tax sharing agreement among the Company and its Subsidiaries which is in accordance with applicable requirements, (y) the prepayment of the Senior Notes due 2000 in accordance with their terms within 30 days after issuance of the Old Notes or (z) the redemption of Series A Preferred Stock in accordance with its terms within 30 days after issuance of the Old Notes.

         Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to

         (a) pay any dividends or make any other distribution on its Capital Stock;

         (b) make payments in respect of any Indebtedness owed to the Company or any other Subsidiary; or

         (c) make loans or advances to the Company or any Subsidiary or to guarantee Indebtedness of the Company or any other Subsidiary;

         other than, in the case of (a), (b) and (c),

         (1) restrictions imposed by applicable laws and regulations;

         (2) restrictions existing under agreements in effect on the date of the Indenture under which the Notes are issued;

         (3) consensual encumbrances or restrictions binding upon any Person at the time such Person becomes a Subsidiary of the Company so long as such encumbrances or restrictions are not created, incurred or assumed in contemplation of such Person becoming a Subsidiary;

         (4) restrictions on the transfer of assets which are subject to Liens;

         (5) restrictions existing under agreements evidencing Indebtedness which is incurred after the date of the Indenture as permitted by the covenants described under "Limitations on Indebtedness," provided that the terms and conditions of any such restrictions are no more restrictive than those contained in the Indenture; and

         (6) restrictions existing under any agreement which refinances or replaces any of the agreements containing the restrictions in clauses (2), (3) and (5); provided that the terms and conditions of any such restrictions are not less favorable to the Holders than those under the agreement evidencing or relating to the Indebtedness refinanced.

         Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (except that the Company and any of its Subsidiaries may enter into any transaction or series of related transactions with any Subsidiary of the Company without limitation under this covenant) unless: (i) such transactions or series of related transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction in an arm's length dealing with a Person that is not such an Affiliate or, in the absence of such a comparable transaction, on terms that the Board of Directors determines in good faith would be offered to a Person that is not an Affiliate; (ii) with respect to any transaction or series of related transactions involving aggregate payments in excess of $1 million, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction or series of transactions complies with clause (i) above and has been approved by a majority of the Board of Directors of the Company; and (iii) with respect to any transaction or series of related transaction involving aggregate payments in excess of $5 million, the Company delivers to the Trustee a written opinion of a nationally-recognized expert with experience in appraising the terms and conditions of the type of transaction or series of transactions for which approval is required to the effect that the transaction or series of transactions are fair to the Company or such Subsidiary from a financial point of view. The limitations set forth in this paragraph will not apply to (i) transactions entered into pursuant to any agreement already in effect on the date of the Indenture, (ii) any employment agreement, stock option, employee benefit, indemnification, compensation, business expense reimbursement or other employment-related agreement, arrangement or plan entered into by the Company or any of its Subsidiaries either (A) in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary or (B) which agreement, arrangement or plan was adopted by the Board of Directors of the Company or such Subsidiary, as the case may be, (iii) residential mortgage, credit card and other consumer loans to an Affiliate who is an officer, director or employee of the Company or any of its Subsidiaries and which comply with the applicable provisions of 12 U.S.C. Section 1468(b) and any rules and regulations of the OTS thereunder, (iv) any Restricted Payments or (v) any transaction or series of transactions in which the total amount involved does not exceed $250,000.

         Limitations on Liens and Guarantees. The Company will not create, assume, incur or suffer to exist any Lien upon (i) the Capital Stock of the Bank as security for Indebtedness or (ii) any of the Company's property or assets (other than the Capital Stock of the Bank) as security for Indebtedness having a contractual time to maturity greater than one year or prior to the maturity of the Notes, without, in the case of either (i) or (ii), effectively providing that the Notes will be equally and ratably secured with (or prior to) such Indebtedness, provided that if such Indebtedness is Junior Indebtedness any security interest with respect to such Junior Indebtedness shall be subordinated to the security interest with respect to the Notes to the same extent as such Junior Indebtedness is subordinated to the Notes.

         In addition, the Company will not permit any Subsidiary of the Company, directly or indirectly, to guarantee or assume, or subject any of its assets to a Lien to secure, any Pari Passu Indebtedness or Junior Indebtedness unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of, or pledge of assets to secure, the Notes by such Subsidiary on terms at least as favorable to the Holders of the Notes as such guarantee or security interest in such assets is to the holders of such Pari Passu Indebtedness or Junior Indebtedness, except that in the event of a guarantee or security interest in such assets with respect to (x) Pari Passu Indebtedness, the guarantee or security interest in such assets under the supplemental indenture shall be made pari passu to the guarantee or security interest in such assets with respect to Pari Passu Indebtedness or (y) Junior Indebtedness, any such guarantee or security interest in such assets with respect to such Junior Indebtedness shall be subordinated to such Subsidiary's guarantee or security interest in such assets with respect to the Notes to the same extent as such Junior Indebtedness is subordinated to the Notes and (ii) such Subsidiary waives, and agrees that it will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary of the Company as a result of any payment by such Subsidiary under its guarantees.

         Offer to Purchase upon a Change of Control. The Indenture provides that upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (an "Offer to Purchase"), and shall, subject to the provisions described below, purchase, on a Business Day (the "Change of Control Purchase Date") not more than 60 days nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to (but excluding) the Change of Control

Purchase Date. The Company shall, subject to the provisions described below, be required to purchase all Notes properly tendered in the Offer to Purchase and not withdrawn. Prior to the mailing of the notice to Holders provided for below, the Company must (i) offer to repay in full all Indebtedness which by its terms requires repayment by the Company prior to any repurchase by the Company of the Notes and repay the Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under such Indebtedness to permit the repurchase of the Notes. If a notice has been mailed when such condition precedent has not been satisfied, the Company shall have no obligation to (and shall not) effect the purchase of Notes until such time as such condition precedent is satisfied. Failure to mail the notice on the date specified below or to have satisfied the foregoing condition precedent by the date that the notice is required to be mailed shall in any event constitute a covenant Default under the Indenture. The Offer to Purchase is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

         In order to effect such Offer to Purchase, the Company shall, not later than the 30th day after the Change of Control, mail to each Holder a notice, which shall govern the terms of the Offer to Purchase and shall state, among other things: (i) that a Change of Control has occurred and an Offer to Purchase is being made, and that, although Holders are not required to tender their Notes, all Notes that are timely tendered will be accepted for payment;
(ii) the purchase price and the Change of Control Purchase Date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) that any Note not tendered will continue to accrue interest; (iv) that any Note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Change of Control Purchase Date; (v) the instructions that Holders will be required to follow in order to have such Holders' Notes repurchased; (vi) that Holders will be entitled to withdraw their election not later than the close of business on the third Business Day preceding the Change of Control Purchase Date and the instructions that Holders must follow in order to withdraw such election; and (vii) any other information necessary to enable Holders to tender their Notes and to have such Notes repurchased.

         On the Change of Control Purchase Date, the Company will (i) accept for payment Notes tendered pursuant to the Offer to Purchase, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes so tendered and (iii) deliver to the Trustee all Notes so accepted together with an Officers' Certificate stating the principal amount of Notes tendered to and accepted for payment by the Company. The Company will publicly announce the results of the Offer to Purchase on or as soon as practicable after the Change of Control Purchase Date. There can be no assurance that the Company will have sufficient financial resources to repurchase any or all of the Notes at such time as it might be required to do so.

         Notwithstanding the foregoing, if any Note accepted for payment is not so paid pursuant to the provisions of this covenant, then, from the Change of Control Purchase Date until the principal and interest on such Note is paid, interest will be paid on the unpaid principal and, to the extent permitted by law, on any accrued but unpaid interest thereon, in each case at the rate or rates prescribed therefor in the Notes.

         Maintenance of Depository Institution Subsidiary. The Indenture generally provides that the Company shall maintain at all times as a Wholly Owned Subsidiary an entity that is a bank or thrift or substantially similar institution subject to regulation by federal or state authorities and do all things necessary to ensure that savings accounts of the Bank or such other institution are insured by the FDIC or any successor organization up to the maximum amount permitted by the Federal Deposit Insurance Act and regulations thereunder or any succeeding federal law hereinafter enacted.

         Provision of Financial Information. Whether or not the Company is subject to Section 13(a), 14 or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall prepare the annual reports, quarterly reports, proxy statements and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a), 14 or 15(d) or any successor provision thereto if the Company were so required, and, unless such filing is not permitted under the Exchange Act, file such reports and other documents with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. The Company shall also in any event within five days of each Required Filing Date
(i) transmit by mail to all Holders, as their names and addresses appear in the Note Register, without cost to such Holders and (ii) file with the Trustee copies of such annual reports, quarterly reports, proxy statements and other documents.

         Additional Covenants. The Indenture also contains covenants with respect to, among other things, the following matters: (i) payment of principal, premium and interest; (ii) maintenance of corporate existence; (iii) payment of taxes and other claims; (iv) maintenance of properties; (v) maintenance of insurance; and (vi) maintenance of books and records.

MERGER AND CONSOLIDATION

         The Indenture provides that the Company shall not, in a single transaction or a series of transactions, consolidate or merge with or into or transfer, sell, lease or convey all or substantially all of its assets to another Person unless: (i) either the Company shall be the entity surviving such merger or consolidation or the corporation formed by or surviving such consolidation or merger, or the Person to which such transfer, sale, lease or conveyance shall have been made, shall be a corporation duly organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall unconditionally expressly assume by a supplemental indenture hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately before and immediately after giving effect to the transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to the transaction or series of transactions, the Company or the surviving entity, as applicable, and their respective banking and thrift subsidiaries, as applicable, shall be in compliance with all applicable regulatory capital requirements; (iv) immediately after giving effect to the transaction or series of transactions, the Company or the surviving entity, as applicable, could incur at least $1.00 of additional Funded Indebtedness without violating the limitations on indebtedness provisions of the Indenture; and (v) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger, business combination, transfer, sale, lease or conveyance and such supplemental indenture complies with the Indenture and that all conditions precedent therein relating to such transaction have been complied with.

MODIFICATION OF THE INDENTURE; WAIVER OF COVENANTS

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of greater than 50% in aggregate principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note or reduce the principal amount thereof, premium, if any, or the rate of interest thereon, or change the coin or currency in which any Note or any premium or the interest thereon is payable or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof;
(ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment or modification, or the consent of whose Holders is required for any waiver of compliance with the Indenture or certain defaults thereunder; and (iii) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage in principal amount of outstanding Notes required for such action or to provide that certain other provisions of the Indenture may not be modified or waived without the consent of the Holder of each Note affected thereby.

         Notwithstanding the foregoing, without the consent of any Holders of the Notes, the Company and the Trustee may modify or amend the Indenture (i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes in accordance with the "Merger and Consolidation" provisions of the Indenture; (ii) to add any additional covenants of the Company for the benefit of the Holders of the Notes, or to surrender any right or power conferred upon the Company in the Indenture or in the Notes; (iii) to secure the Notes or to add a guarantor; (iv) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under Trust Indenture Act; or (v) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided such action pursuant to this clause (v) shall not adversely affect the interests of the Holders in any material respect.

         The Holders of greater than 50% in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

EVENTS OF DEFAULT

         An Event of Default is defined in the Indenture to include:

                 (i) failure by the Company to pay the principal and premium, if any, on any Note when due and payable at maturity or upon redemption, acceleration or otherwise;

                 (ii) failure by the Company to pay interest on any Note when due and payable, if such failure continues for a period of 30 days;

                 (iii) default in the performance, or breach, of the provisions described under "Merger and Consolidation" above;

                 (iv) default, on the Change of Control Purchase Date, in the purchase of Notes required to be purchased by the Company pursuant to an Offer to Purchase;

                 (v) failure by the Company to comply with any other agreement or covenant contained in the Indenture if such failure continues for a period of 30 days after notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the Notes then Outstanding;

                 (vi) default by the Company or any Subsidiary of the Company in the payment of any Indebtedness of the Company or any Subsidiary of the Company after any applicable grace period after final maturity or in the event that final maturity is accelerated because of a default, is not cured, waived or consented to for 30 days and the total amount of such Indebtedness unpaid or accelerated is equal to or greater than 5% of the Company's Consolidated Tangible Net Worth;

                 (vii) the existence of certain events of bankruptcy or insolvency of the Company or the Bank;

                 (viii) one or more final judgments, decrees or orders has been rendered against the Company or any Subsidiary for the payment of an amount of money which, individually or in the aggregate, is equal to or greater than 5% of the Company's Consolidated Tangible Net Worth and which remains unsatisfied for a period of 60 days without a stay of execution of any such judgment, decree or order;

                 (ix) failure by the Bank to comply with any of its Regulatory Capital Requirements; provided, that an Event of Default under this paragraph (ix) shall not be deemed to have occurred (a) during the 45-day period following the first day on which the Bank fails to comply with any of its Regulatory Capital Requirements, if within such 45-day period the Bank files a capital plan with the OTS,
         (b) during the 60-day period following the initial submission of a capital plan to the OTS by the Bank (or, if the OTS notifies the Bank in writing that it needs a longer period of time to determine whether to approve such capital plan, such longer period as is so specified by the OTS), unless prior to such date the OTS shall have notified the Bank of its determination not to approve such capital plan, or (c) during the period that the Bank is operating in material compliance with a capital plan approved by the OTS; provided, further, that if the Bank meets the minimum amount of capital required to meet each of the industry-wide regulatory capital requirements pursuant to 12 U.S.C. Section 1464(t) and 12 C.F.R. Part 567 (and any amendment to either thereof) or any successor law or regulation, notwithstanding the Bank's failure to meet an individual minimum capital requirement pursuant to 12 U.S.C. Section 1464(s) and 12.C.F.R. Section 567.3 (and any amendment to either thereof) or any successor law or regulation, no Event of Default shall have occurred pursuant to this paragraph
         (ix) unless written notice thereof shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of 25% in aggregate principal amount of the Notes then outstanding; and

                 (x) failure by the Bank at any time to meet the Capital Distribution Requirement, provided that an Event of Default under this paragraph (x) shall not be deemed to have occurred if, notwithstanding the foregoing, either (a) the Bank shall be permitted by the OTS and any other applicable supervisory entity to make capital distributions to the Company in an aggregate amount equal to the aggregate interest payments scheduled to be made with respect to the Notes for the next succeeding Interest Payment Date or (b) the Company shall have delivered to the Trustee an Officers' Certificate within 10 days after it first proposes to rely on this clause (b) (and shall continue to deliver such an Officers' Certificate thereafter as of each Interest Payment Date so long as it proposes to rely on this clause (b)), to the effect that the Company has liquid assets equal to the aggregate interest payments scheduled to be made with respect to the Notes for the next succeeding Interest Payment Date.

         The Company covenanted in the Indenture to file annually with the Trustee a statement regarding compliance by the Company with the terms of the Indenture and specifying any defaults of which the signers may have knowledge.

         If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare all the Notes to be immediately due and payable by notice to the Company (and to the Trustee if given by the Holders). Under certain circumstances, the Holders of a majority in principal amount of the Notes then Outstanding may rescind such a declaration.

DEFEASANCE

         The Indenture provides that (A) if applicable, the Company will be discharged from any and all obligations in respect of then Outstanding Notes, other than the obligation to duly and punctually pay the principal of, and premium and interest on, the Notes in accordance with the terms of the Notes and the Indenture, or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture or the Notes, in either case (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which will provide money in an amount sufficient in the opinion of a nationally-recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Notes. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things,
(i) with respect to clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in an Opinion of Counsel provides that Holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or with respect to clause (B), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Note will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; and (iii) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

         The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, or will become due and payable or are to be called for redemption within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions to the Trustee from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

THE TRUSTEE

         The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

         The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

         "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary of or is merged with or into any other Person or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of such other Person or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from such Person or the date such Person becomes a Subsidiary of or is merged with or into such other Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings corresponding to the foregoing.

         "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

         "Capital Distribution Requirement" means that the Bank shall (a) be a Tier 1 association as defined in the OTS regulation regarding capital distributions, located at 12 C.F.R. Section 563.134 (and any amendment thereof) or any succeeding regulation, and (b) not be subject to any written agreement, order, prohibition or directive with or by the OTS or any other supervisory entity regarding capital distributions.

         "Capital Lease Obligation" of any Person means any obligations of such Person under any capital lease for real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation; and, for the purpose of this Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

         "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents in the equity (however designated) of such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

         "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the total Voting Stock of the Company, (ii) the Company consolidates with, or merges into, another person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction between the Company and a Wholly Owned Subsidiary, or
(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose elections by the Company's Board of Directors or whose nomination for elections by the stockholders of the Company was approved by a vote of 65% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

         "Consolidated Net Income (Loss)" of any Person means, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication, (i) all extraordinary gains and losses (other than those relating to the use of net operating losses of such Person carried forward), less all fees and expenses relating thereto, net of taxes, (ii) the portion of net income (or loss) of any other Person (other than any of such Person's consolidated Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or its consolidated Subsidiaries in cash by such other Person during such period,
(iii) net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan or (v) the net income of any consolidated Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; provided that, upon the termination or expiration of such dividend or distribution restrictions, the portion of net income (or loss) of such consolidated Subsidiary allocable to such Person and previously excluded shall be added to the Consolidated Net Income (Loss) of such Person to the extent of the amount of dividends or other distributions available to be paid to such Person in cash by such Subsidiary.

         "Consolidated Tangible Net Worth" of any Person and its Subsidiaries means as of the date of determination all amounts that would be included under stockholders' equity on a consolidated balance sheet of such Person and its Subsidiaries determined in accordance with GAAP, less an amount equal to the consolidated intangible assets (other than capitalized mortgage servicing rights) of such Person and its Subsidiaries determined in accordance with GAAP.

         "Default" means any event that upon notice or the passage of time or both would be an Event of Default.

         "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, or is exchangeable for debt securities of the Company or its Subsidiaries prior to, the final Stated Maturity of principal of the Notes; provided that only the amount of such Capital Stock that matures or is redeemable prior to the Stated Maturity of principal of the Notes shall be deemed to be Disqualified Capital Stock.

         "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction as determined by the Board of Directors of the Company, acting in good faith, and shall be evidenced by a Board Resolution delivered to the Trustee.

         "Funded Indebtedness" means, with respect to any Person as of the date of determination Indebtedness which by its terms has a Maturity, or is extendable or renewable at the option of such Person to a date, which is more than twelve months after the date of creation or incurrence of such Indebtedness.

         "GAAP" means generally accepted accounting principles.

         "Guaranteed Indebtedness" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss;
(iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered); (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor; or (v) otherwise to assure a creditor with respect to Indebtedness against loss; provided that the term "guarantee" shall not include endorsements for collection of deposit, in the ordinary course of business.

         "Holder" when used with respect to any Note means a Person in whose name a Note is registered in the Note Register.

         "Indebtedness" means, with respect to any Person, without duplication,
(i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, and in connection with any agreement by such Person to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person now or hereafter outstanding; (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;
(iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business; (iv) all obligations under interest rate agreements of such Person;
(v) all Capital Lease Obligations of such Person; (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends payable by other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligations being deemed to be the lesser of the value of such property or asset or the amount of the obligations so secured); (vii) all guarantees by such Person of Guaranteed Indebtedness;
(viii) all Disqualified Capital Stock (valued at the greater of book value and voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends) of such Person; and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof,
(x) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value is to be determined in good faith by the board of directors (or any duly authorized committee thereof) of the issuer of such Disqualified Capital Stock, and (y) Indebtedness is deemed to be incurred pursuant to a revolving credit facility each time an advance is made thereunder.

         "Junior Indebtedness" means any Indebtedness of the Company subordinated in right of payment of either principal, premium (if any) or interest thereon to the Notes.

         "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

         "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, or any capital contribution in respect of Capital Stock, the proceeds of such issuance or sale or capital contribution in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company), net of attorney's fees, accountant's fees and brokerage, consulting, underwriting and other fees and expenses actually incurred in connection with such issuance or sale or capital contribution and net of taxes paid or payable by the Company as a result thereof.

         "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment of principal, premium (if any) and interest thereon to the Notes.

         "Permitted Payment" means, so long as no Default or Event of Default is continuing,

         (a) the purchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company or any Affiliate of the Company (other than a Wholly-Owned Subsidiary, which is unrestricted), Junior Indebtedness or Pari Passu Indebtedness in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege where, in connection therewith, cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds or Fair Market Value of property not constituting Net Cash Proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of the Company or to an employee benefit plan of the Company or any of its Subsidiaries) of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds or Fair Market Value of such property received by the Company from the issuance of such shares of Qualified Capital Stock, to the extent so utilized, shall be excluded from clause (c)(iii) of the covenant described under "--Certain Covenants-- Limitations on Restricted Payments" above; and

         (b) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Indebtedness or Pari Passu Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of new Indebtedness of the Company (such a transaction, a "refinancing"); provided, that any such new Indebtedness (i) shall be in a principal amount that does not exceed an amount equal to the sum of (A) the principal amount of the Indebtedness so refinanced less any discount from the face amount of such Indebtedness to be refinanced expected to be deducted from the amount payable to the holders of such Indebtedness in connection with such refinancing, (B) the amount of any premium expected to be paid in connection with such refinancing pursuant to the terms of the Junior Indebtedness or Pari Passu Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer, privately negotiated repurchase or otherwise and (C) the amount of legal, accounting, printing and other similar expenses of the Company incurred in connection with such refinancing; provided, further, that for purposes of this clause (i), the principal amount of any Indebtedness shall be deemed to mean the principal amount thereof or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination; (ii)
(A) if such refinanced Indebtedness has an Average Life to Stated Maturity shorter than that of the Notes or a final Stated Maturity earlier than the final Stated Maturity of the Notes, such new Indebtedness shall have an Average Life to Stated Maturity no shorter than the Average Life to Stated Maturity of such refinanced Indebtedness and a final Stated Maturity no earlier than the final Stated Maturity of such refinanced Indebtedness or (B) in all other cases each Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments) of such new Indebtedness shall be after the final Stated Maturity of principal of the Notes then outstanding; and (iii) is (A) made expressly subordinated to or pari passu with the Notes to substantially the same extent as the Indebtedness being refinanced or (B) expressly subordinate to such refinanced Indebtedness.

         "Person" means any natural person, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

         "Regulatory Capital Requirements" means (i) the capital requirements required to be maintained by the Bank in order to be "adequately capitalized" pursuant to 12 U.S.C. Section 1831o and 12 C.F.R. Part 565 (and any amendment to either thereof) or any successor law or regulation, (ii) the minimum amount of capital required to meet each of the industry-wide regulatory capital requirements applicable to the Bank pursuant to 12 U.S.C. Section 1464(t) and 12 C.F.R. Part 567 (and any amendment to either thereof) or any successor law or regulation, and (iii) such higher amount of capital as the Bank, individually, is required to maintain in order to meet any individual minimum capital standard applicable to the Bank pursuant to 12 U.S.C. Section 1464(s) and 12 C.F.R. Section 567.3 (and any amendment to either thereof) or any successor law or regulation. See "Certain Regulatory Matters--Regulatory Capital Requirements."

         "Restricted Payment" means

         (a) the declaration, payment or setting apart of any funds for the payment of any dividend on, or making of any distribution to holders of, the Capital Stock of the Company or any Subsidiary of the Company (other than (i) dividends or distributions in Qualified Capital Stock of the Company and, (ii) dividends or distributions payable on or in respect of any class or series of Capital Stock of a Subsidiary of the Company as long as the Company receives at least its pro rata share of such dividends or distributions in accordance with its ownership interests in such class or series of Capital Stock);

         (b) the purchase, redemption or other acquisition or retirement for value, directly or indirectly, of any Capital Stock of the Company or any Affiliate of the Company (other than a Wholly Owned Subsidiary); or

         (c) the making of any principal payments on, or repurchase, redemption, defeasance, retirement or other acquisition for value, directly or indirectly, of any Junior Indebtedness or Pari Passu Indebtedness, prior to the Stated Maturity of principal or scheduled redemption or defeasance of, or any scheduled sinking fund payment on, such Junior Indebtedness or Pari Passu Indebtedness.

         "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon means the date specified in the instrument governing such Indebtedness as the fixed dates on which any principal amount of such Indebtedness is due and payable (including, without limitation, by reason of any required redemption, purchase, defeasance or sinking fund payment) and, when used with respect to any installment of interest on Indebtedness, means the date on which such installment is due and payable.

         "Subsidiary" means any corporation of which at least a majority of the outstanding stock having ordinary voting power to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Company, by one or more Subsidiaries of the Company, or by the Company and one or more Subsidiaries.

         "Voting Stock" means Capital Stock of any class or classes, however designated, having ordinary voting power for the election of a majority of the board of directors, other than stock having such power only by reason of the occurrence of a contingency.

         "Wholly Owned Subsidiary" means a Subsidiary of which all of the outstanding Capital Stock (other than directors' qualifying shares) is at the time directly or indirectly owned by the Company, or by one or more Wholly Owned Subsidiaries or by the Company and one or more Wholly Owned Subsidiaries.

                            DESCRIPTION OF OLD NOTES

         The terms of the Old Notes are identical in all materials respects to the terms of the New Notes, except that (i) the Old Notes have not been registered under the Securities Act, are subject to restrictions on transfer under federal and state securities laws and are entitled to certain rights under the Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer) and (ii) the New Notes will not provide for any prospective increase in the interest rate thereon. The Old Notes provide that, in the event that a registration statement relating to the Exchange Offer has not been filed by April 30, 1998 and declared effective by May 30, 1998, or, in certain circumstances, in the event a shelf registration statement with respect to the resale of the Old Notes is not declared effective by May 30, 1998, then interest will accrue (in addition to the stated interest rate on the Old Notes) at the rate of 1.00% per annum on the principal amount of the Old Notes, for the period from the occurrence of such event until such time as such required Exchange Offer is consummated or any required shelf registration statement is effective. The New Notes are not entitled to any such prospective additional interest. Accordingly, holders of Old Notes should review the information set forth under "Risk Factors--Consequences of a Failure to Exchange Old Notes" and "Description of New Notes."


                         REGISTRATION RIGHTS AGREEMENT


       Pursuant to the Registration Rights Agreement, the Company agreed to file the Registration Statement and conduct the Exchange Offer within specified periods.

       Pursuant to the Registration Rights Agreement, if the Initial Purchaser determines upon advice of its outside counsel that it is not eligible to participate in the Exchange Offer with respect to the exchange of Old Notes constituting any portion of an unsold allotment in the initial distribution of the Old Notes, as soon as practicable upon receipt by the Company of a written request from the Initial Purchaser, the Company shall issue and deliver to the Initial Purchaser, in exchange for the Old Notes held by the Initial Purchaser (the "Private Exchange"), a like principal amount of New Notes which are identical (except that such New Notes may bear a customary legend with respect to restrictions on transfer pursuant to the Securities Act and state securities laws), to the New Notes which are issued pursuant to the Exchange Offer (the "Private New Notes"), and which are issued pursuant to the Indenture. Pursuant to the Indenture, the Old Notes, the New Notes and any Private New Notes will constitute one class for purposes of the Indenture. Any Private New Notes shall be of the same series as the New Notes and the Company shall seek to cause the CUSIP Service Bureau to issue the same CUSIP numbers for any Private New Notes as for the New Notes issued pursuant to the Exchange Offer.

       Pursuant to the Registration Rights Agreement, if the Company determines that the Registration Statement relating to the Exchange Offer is not available under applicable laws and regulations and currently prevailing interpretations of the staff of the Commission or, upon the request of the Initial Purchaser with respect to any Old Notes held by it, if the Initial Purchaser is not permitted, in the opinion of its outside counsel, pursuant to applicable laws and regulations or applicable interpretations of the staff of the Commission, to participate in the Exchange Offer and thereby receive freely-tradeable New Notes (a "Shelf Registration Event" and the date of occurrence thereof a "Shelf Registration Event Date"), the Company shall use its reasonable best efforts to cause to be filed as promptly as practicable after the Shelf Registration
Event Date, and in any event within 45 days after such Shelf Registration Event Date (provided that in no event shall such date be earlier than 75 days after the issue date of the Old Notes (December 31, 1997)), a registration statement under the Securities Act which registers for sale any Private New Notes issued following consummation of the Exchange Offer and registerable Old Notes (the "Shelf Registration Statement") and to have such Shelf Registration Statement declared effective by the Commission as soon as practicable thereafter. Pursuant to the Registration Rights Agreement, the Company generally also agreed to use its reasonable best efforts to keep the Shelf Registration Statement continuously effective and useable for resales of the securities covered thereby for a two-year period or for such shorter period which will terminate when all of the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or cease to be outstanding.

       At December 31, 1997, the Initial Purchaser held $5.7 million of Old Notes, which represented an unsold allotment in the initial distribution of the Old Notes. Based on current positions of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties, the Company believes that the Initial Purchaser will not be able to exchange any such Old Notes which continue to be held by it for New Notes in the Exchange Offer. In the event that the Initial Purchaser continues to hold any such Old Notes upon consummation of the Exchange Offer, upon request of the Initial Purchaser the Company intends to effect a private exchange of such Old Notes for Private New Notes and to comply with the requirements regarding a Shelf Registration Statement set forth in the Registration Rights Agreement, as discussed above. Upon filing and effectiveness of the Shelf Registration Statement in accordance with the requirements of the Registration Rights Agreement, the securities covered thereby will no longer be entitled to a prospective increase in the interest rate thereon in accordance with the terms of the Old Notes and the Registration Rights Agreement.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities. The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer--Exchange Agent." See "The Exchange Offer--Resales of New Notes."

         The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes.

         Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                             VALIDITY OF NEW NOTES

         The validity of the New Notes will be passed upon for the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                    EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Thirteenth of the Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived any improper personal benefit.

         Article Fourteenth of the Company's Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may be amended and without giving effect to any provisions of the Delaware General Corporation Law which would make such indemnification permissive and not mandatory on the part of the Company, but, in the case of any amendment of the Delaware General Corporation Law, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) of Article Fourteenth with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. Article Fourteenth of the Company's Certificate of Incorporation also provides that the right to indemnification contained therein shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Article Fourteenth or otherwise.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A.       EXHIBITS

         Exhibits are listed by number corresponding to the Exhibit Table of
Item 601 of Regulation S-K.

EXHIBIT NO.                        DESCRIPTION
-----------                        -----------
4.1           Indenture, dated December 31, 1997, between the Company and United
              States Trust Company of New York, as Trustee thereunder

4.2           Form of New Notes

4.3 Registration Rights Agreement, dated December 31, 1997, between the Company and Friedman, Billings, Ramsey & Co., Inc.

5.1 Opinion and consent of Elias, Matz, Tiernan & Herrick L.L.P. as to legality of the New Notes to be issued by the Company

12.1 Computation of ratio of earnings to fixed charges (excluding interest on deposits)

12.2 Computation of ratio of earnings to fixed charges (including interest on deposits)

23.1          Consent of Deloitte & Touche LLP

23.2          Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in
              Exhibit 5.1)

24.1          Power of Attorney of certain directors and officers of the Company
              (located on the signature page hereto)

25.1 Form T-1 Statement of Eligibility of United States Trust Company of New York to act as trustee under the Indenture

99.1          Form of Letter of Transmittal

99.2          Form of Notice of Guaranteed Delivery


B.       FINANCIAL STATEMENT SCHEDULES

         All financial statement schedules have been omitted because they are not applicable as the required information is included in the financial statements or notes thereto incorporated by reference herein.

C.       REPORTS, OPINIONS OR APPRAISALS.

         Not applicable.

ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each undersigned Registrant pursuant to the provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Hawthorne Financial Corporation certifies that it has reasonable grounds that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California as of the 3rd day of February 1998.

                                       HAWTHORNE FINANCIAL CORPORATION



                                       By: /s/ SCOTT A. BRALY
                                          -------------------------------------
                                          Scott A. Braly
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of Hawthorne Financial Corporation whose signature appears below hereby appoints Scott A. Braly as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-4, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable Hawthorne Financial Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.




/s/ MARILYN GARTON AMATO                                Date:  January 30, 1998
------------------------------------
 Marilyn Garton Amato
 Director



/s/ SCOTT A. BRALY                                      Date:  January 29, 1998
------------------------------------
 Scott A. Braly
 Director and President and Chief Executive Officer
 (principal executive officer)


/s/ TIMOTHY R. CHRISMAN                                 Date:  January 30, 1998
------------------------------------
 Timothy R. Chrisman
 Director


------------------------------------
 R. Michael Hall
 Director

------------------------------------
 Charles S. Jacobs
 Director


------------------------------------
 Anthony W. Liberati
 Vice Chairman


/s/ HARRY F. RADCLIFFE                       Date:  January 30, 1998
------------------------------------
 Harry F. Radcliffe
 Director



------------------------------------
 Howard E. Ritt
 Director


/s/ ROBERT C. TROOST                         Date:  January 30, 1998
------------------------------------
 Robert C. Troost
 Director


/s/ NORMAN A. MORALES                        Date:  January 29, 1998
------------------------------------
 Norman A. Morales
 Executive Vice President and Chief Financial Officer
 (principal financial and accounting officer)

                                 EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION
-----------                        -----------
4.1           Indenture, dated December 31, 1997, between the Company and United
              States Trust Company of New York, as Trustee thereunder

4.2           Form of New Notes

4.3 Registration Rights Agreement, dated December 31, 1997, between the Company and Friedman, Billings, Ramsey & Co., Inc.

5.1 Opinion and consent of Elias, Matz, Tiernan & Herrick L.L.P. as to legality of the New Notes to be issued by the Company

12.1 Computation of ratio of earnings to fixed charges (excluding interest on deposits)

12.2 Computation of ratio of earnings to fixed charges (including interest on deposits)

23.1          Consent of Deloitte & Touche LLP

23.2          Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in
              Exhibit 5.1)

24.1          Power of Attorney of certain directors and officers of the Company
              (located on the signature page hereto)

25.1 Form T-1 Statement of Eligibility of United States Trust Company of New York to act as trustee under the Indenture

99.1          Form of Letter of Transmittal

99.2          Form of Notice of Guaranteed Delivery